Exhibit 10.1

THIS CHAPTER 11 PLAN SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS CHAPTER 11 PLAN SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

CHAPTER 11 PLAN SUPPORT AGREEMENT

This CHAPTER 11 PLAN SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of March 2, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):1

i.	Windstream Holdings, Inc. (“Holdings”), Windstream Services, LLC (“Services”), and each of their direct and indirect subsidiaries listed on Exhibit A-1 and Exhibit A-2 to this Agreement (collectively, together with Holdings and Services, the “Company Parties”);

ii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, First Lien Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting First Lien Creditors”);

iii.	Elliott Investment Management LP and its affiliated funds in their capacity as holders of First Lien Claims, Second Lien Claims, and Unsecured Notes Claims (collectively, “Elliott” and, together with the Consenting First Lien Creditors, the “Consenting Creditors”); and

iv.	Uniti Group Inc. and each of its direct and indirect subsidiaries listed on Exhibit B to this Agreement (collectively, the “Uniti Parties”).

RECITALS

WHEREAS, on February 25, 2019 (the “Petition Date”), each of the Company Parties commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arms’ length negotiated certain restructuring and recapitalization transactions with respect to the

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1, the Restructuring Term Sheet, or the Uniti Term Sheet, as applicable.

Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit C hereto (the “Restructuring Term Sheet” and, such transactions as described in the Restructuring Term Sheet, the “Restructuring Transactions”), subject to agreement on definitive documentation and approval by the Court;

WHEREAS, on July 25, 2019, Holdings and Services initiated an adversary proceeding styled as Windstream Holdings, Inc. and Windstream Services, LLC v. Uniti Group, Inc. et al., Case No. 19-08279 (RDD) (the “Adversary Proceeding”) against certain Uniti Parties;

WHEREAS, the Parties have engaged in arm’s-length, good faith discussions in the context of a mediation overseen by the Honorable Shelley C. Chapman;

WHEREAS, to avoid any further expenditure of time, effort, and money, and the uncertainty inherent in the Adversary Proceeding, the Parties desire fully and finally to compromise and resolve all claims and counterclaims asserted in the Adversary Proceeding or otherwise relating in any way to the subject matter of the Adversary Proceeding upon the terms and conditions set forth in the term sheet attached as Exhibit D hereto (the “Uniti Term Sheet,” and, the transactions described in the Uniti Term Sheet, the “Uniti Transactions”), subject to agreement on definitive documentation and approval by the Court;

WHEREAS, the Parties have agreed to take certain actions to implement the Restructuring Transactions and the Uniti Transactions on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.               Definitions and Interpretation.

1.01.        Definitions. The following terms shall have the following definitions:

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Claims for compensation for services rendered or reimbursement of expenses incurred under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Adversary Proceeding” has the meaning set forth in the recitals to this Agreement

“Affiliate” has the meaning ascribed to it in section 101(2) of the Bankruptcy Code.

“Agent” means any administrative agent, collateral agent, or similar Entity under the First Lien Loans, including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02 (including the Restructuring Term Sheet and the Uniti Term Sheet).

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a final order, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions and that (following entry of the Uniti 9019 Order) (i) is consistent in all material respects with the Uniti Term Sheet and Uniti Documents and (ii) would not frustrate or impede the approval, implementation, or consummation of the Uniti Transactions as described in the Uniti Term Sheet and the Uniti Documents.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the First Lien Claims, the Second Lien Claims, and the Unsecured Notes Claims; provided that, with respect to Elliott, the term “Company Claims/Interests” shall expressly exclude Excess Second Lien Claims and Excess Unsecured Notes Claims, except as specified herein; provided, further, that the “Company Claims/Interests” with respect to a Permitted Transferee of Second Lien Claims or Unsecured Claims shall include only those Second Lien Claims or Unsecured Notes Claims transferred to such Permitted Transferee by a Consenting Creditor and shall not include any other Second Lien Claims or Unsecured Notes Claims either (i) held by such Permitted Transferee on the date of such Transfer or (ii) subsequently acquired from a Person that is not a Consenting Creditor, unless such Permitted Transferee was a Consenting Creditor on the date of such Transfer.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Hearing” means the hearing to consider confirmation of the Plan.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consummation” means the occurrence of the Effective Date.

“Debtors” means the Company Parties that have commenced Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01, provided that, notwithstanding anything to the contrary in Section 3.01 or otherwise in this Agreement, in no event shall the Uniti Stock Sale Documents be included in the definition of Definitive Documents.

“DIP Agent” means Citibank N.A. in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

“DIP Claims” means all Claims derived from, based upon, or secured pursuant to the DIP Credit Agreement, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Facility.

“DIP Credit Agreement” means that certain superpriority secured debtor-in-possession credit agreement (as may be amended, supplemented, or otherwise modified from time to time) dated March 13, 2019, between Windstream Holdings, Inc. and Windstream Services, LLC, as borrowers, the Debtor guarantors that are party thereto, the lenders party thereto, DIP Agent, and Credit Suisse Loan Funding LLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Barclays Bank PLC, and Deutsche Bank Securities Inc., as co-documentation agents.

“DIP Facility” means that certain debtor-in-possession financing facility in accordance to the terms and conditions set forth in the DIP Credit Agreement.

“DIP Lenders” means the lenders party to the DIP Credit Agreement with respect to the DIP Facility.

“Disclosure Statement Motion” means the motion seeking, among other things, (a) approval of the Disclosure Statement, (b) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, and (c) to schedule the Confirmation Hearing.

“Disclosure Statement” means the related disclosure statement with respect to the Plan and any exhibits thereto.

“Elliott” has the meaning set forth in the preamble to this Agreement.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” or “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Excess Second Lien Claims” means any Claim on account of the Second Lien Notes held by Elliott as of the Agreement Effective Date that exceeds a face amount equal to one-third of the principal amount of all Second Lien Notes plus one dollar.

“Excess Unsecured Notes Claims” means any Claim on account of the Unsecured Notes held by Elliott as of the Agreement Effective Date that exceeds a face amount equal to one-third of the principal amount of all Unsecured Notes plus one dollar.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Lien Ad Hoc Group” means that certain ad hoc group of holders of Company Claims/Interests as disclosed in the Third Amended Verified Statement of the First Lien Ad Hoc Group Pursuant to Bankruptcy Rule 2019 [Docket No. 1444], as amended, restated, supplemented, or otherwise modified from time to time

“First Lien Claim” means any Claim on account of the First Lien Loans or the First Lien Notes.

“First Lien Loans” means the revolving loans and term loans under that certain Sixth Amended and Restated Credit Agreement, originally dated as of July 17, 2006, and amended and restated on April 24, 2015 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and between Services, the lenders party thereto, J.P. Morgan Chase Bank, N.A., as administrative agent and collateral agent, and certain other parties thereto.

“First Lien Notes” means the 8.625% Senior First Lien Notes due 2025 issued by Services and Windstream Finance Corp.

“General Unsecured Claim” means any Claim other than an Administrative Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a First Lien Claim, a Midwest Notes Claim, a Second Lien Claim, or a DIP Claim.

“Intercompany Claim” means Claim held by a Debtor against a Debtor.

“Intercompany Interest” means an Interest in a Debtor held by a Debtor.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Midwest Notes Claim” means any Claim on account of the Midwest Notes

“Midwest Notes” means the 6.750% Secured Notes due 2028 issued by Windstream Holding of the Midwest, Inc.

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim, including any Secured Tax Claim, other than a First Lien Claim, Midwest Notes Claim, Second Lien Claim, or a DIP Claim.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 10.01.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Plan Effective Date” means the occurrence of the Effective Date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, including, without limitation, documents identifying the officers and directors of the Reorganized Debtors, the governance documents for the Reorganized Debtors, and any equityholders’ agreements with respect to the Reorganized Debtors.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions and any exhibits thereto.

“Priority Tax Claim” means any Claim of a Governmental Unit (as defined in section 101(27) the Bankruptcy Code) of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Proof of Claim” means a proof of claim filed against any of the Debtors in the Chapter 11 Cases by the applicable claims bar date.

“Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Claims against, or Interests in, any of the Debtors (including debt securities, other debt, or interests) or enter into with customers long and short positions in Claims against the Debtors (including debt securities, other debt, or interests), in its capacity as a dealer or market maker in such Claims against or Interests in the Debtors and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities, other debt, or interests).

“Reinstatement” or “Reinstated” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.

“Reorganized Windstream” Windstream Holdings, Inc., or any successor or assign, by merger, consolidation, or otherwise, on or after the Plan Effective Date.

“Required Consenting Creditors” means the Required Consenting First Lien Creditors and Elliott.

“Required Consenting First Lien Creditors” means, as of the relevant date, Consenting Creditors that are members of the First Lien Ad Hoc Group (a) holding at least 50.01% of the aggregate principal amount of First Lien Claims held by all Consenting First Lien Creditors that are members of the First Lien Ad Hoc Group and (b) constituting at least two (2) members2 of the First Lien Ad Hoc Group.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Second Lien Claims” means any Claim on account of the Second Lien Notes.

“Second Lien Notes” means the (i) 10.50% Senior Second Lien Notes due 2024 and (ii) 9.00% Senior Second Lien Notes due 2025 issued by Services and Windstream Finance Corp.

“Secured Tax Claim” means any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

“Secured” means when referring to a Claim: (a) secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01, 13.02(a), 13.04, or 13.05.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E-1, with respect to transfers of First Lien Claims, Midwest Notes Claims and/or Equity Interests, and substantially in the form attached hereto as Exhibit E-2, with respect to transfers of Second Lien Claims and/or Unsecured Notes Claims.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the First Lien Notes or the Second Lien Notes.

“Uniti 9019 Motion” means a motion seeking approval of the transactions contemplated by the Uniti Term Sheet.

“Uniti 9019 Order” means an order granting the Uniti 9019 Motion.

[2]	For purposes of determining the number of Consenting First Lien Creditors in the First Lien Ad Hoc Group, each member thereof, together with any of its affiliates or managed funds, shall be counted as one Consenting First Lien Creditor in the First Lien Ad Hoc Group.

“Uniti Agreement” has the meaning set forth in section 3.01 of this Agreement.

“Uniti Stock Sale Documents” means the documents and instruments necessary to implement the “Uniti Stock Sale” (as defined in the Uniti Term Sheet).

“Uniti Transactions” has the meaning set forth in the recitals to this Agreement.

“Uniti Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Unsecured Notes Claims” means any Claim on account of the Unsecured Notes.

“Unsecured Notes” means the (i) 7.750% Senior Notes due 2020, (ii) 7.750% Senior Notes due 2021, (iii) 7.500% Senior Notes due 2022, (iv) 7.500% Senior Notes due 2023, (v) 6.375% Senior Notes due 2023, and (vi) 8.750% Senior Notes due 2024 issued by Services and Windstream Finance Corp.

1.02.        Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)             the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)           references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)             the use of “include” or “including” is without limitation, whether stated or not;

(j)             the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties or counsel to the Uniti Parties; and

(k)            the phrase “counsel to the Uniti Parties” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties or counsel to the Consenting Creditors.

Section 2.              Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)            each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)           each of the Uniti Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(c)            holders of at least two thirds of the aggregate outstanding principal amount of First Lien Claims shall have executed and delivered counterpart signature pages of this Agreement;

(d)            Elliott shall have executed and delivered a counterpart signature page of this Agreement; and

(e)            counsel to the Company Parties shall have given notice to counsel to the Consenting Creditors in the manner set forth in Section 16.10 hereof (by email or otherwise) that the conditions to the Agreement Effective Date set forth in this Section 2(a) have occurred.

Section 3.               Definitive Documents.

3.01.        The Definitive Documents governing the Restructuring Transactions shall include the following:

(a)            a motion seeking authorization of the Debtors’ entry into the Backstop Commitment Agreement (the “BCA Approval Motion”) and an order approving the BCA Approval Motion (the “BCA Approval Order”);

(b)            the Plan;

(c)            the Confirmation Order;

(d)            the Disclosure Statement;

(e)            the solicitation procedures and materials with respect to the Plan (collectively, the “Solicitation Materials”);

(f)             the order of the Bankruptcy Court granting the Disclosure Statement Motion;

(g)           the Plan Supplement (including, without limitation, documents identifying the officers and directors of the Reorganized Debtors, the governance documents for the Reorganized Debtors, and any equityholders’ agreements with respect to the Reorganized Debtors);

(h)           the credit agreement or indenture, as applicable, with respect to the New Exit Facility, and any agreements, commitment letters, documents, or instruments related thereto;

(i)             the Backstop Commitment Agreement;

(j)             any documents related to the Rights Offering or procedures related thereto;

(k)            the agreement setting forth the definitive terms of the settlement contemplated by the Uniti Term Sheet (the “Uniti Agreement”);

(l)             the Uniti 9019 Motion;

(m)           the Uniti 9019 Order;

(n)            any amendments to the Master Lease, dated April 24, 2015, by and between CSL National, LP and the other entities set forth thereto, as landlord, and Holdings, as tenant (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms) contemplated by the Uniti Term Sheet (the “Master Lease Amendments”);

(o)           the ILEC Lease, CLEC Lease, True Lease Opinions, and REIT Opinion (each as defined in the Uniti Term Sheet);

(p)           any and all other motions, pleadings, or documents required or as may be necessary to implement the Uniti Transactions, including any tax or other legal opinions (together with the Uniti Agreement, Uniti 9019 Motion, Uniti 9019 Order, Master Lease Amendments, ILEC Lease, CLEC Lease, True Lease Opinions, and REIT Opinion, the “Uniti Documents”); and

(q)           the motions seeking approval of each of the above (and, to the extent applicable and not otherwise noted, the orders approving each of the above) and any other document necessary to implement or achieve the Restructuring Transactions not otherwise listed above.

3.02.        The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, the

Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including all exhibits hereto) and otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors; provided, that the Uniti Documents shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including all exhibits hereto) and otherwise be in form and substance reasonably acceptable to the Company Parties, the Uniti Parties, and the Required Consenting Creditors; provided, further, that any provision of any of the Definitive Documents set forth in Sections 3.013.01(a) through 3.01(j) and 3.01(q) that adversely impacts the rights or obligations of the Uniti Parties under this Agreement, the Uniti Agreement, or the Uniti 9019 Order, or adversely impacts the ability of the Uniti Parties and the Debtors to consummate the Uniti Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including all exhibits hereto) and otherwise be in form and substance reasonably acceptable to the Company Parties, the Uniti Parties, and the Required Consenting Creditors.

Section 4.	Milestones.

4.01.        As provided in and subject to Section 7, the Company Parties shall implement the Restructuring Transactions and the Uniti Transactions in accordance with the following Milestones:

(a)            no later than 10 days following the Agreement Effective Date, the Company Parties shall file with the Bankruptcy Court the Uniti 9019 Motion;

(b)            no later than 10 days following the Agreement Effective Date, the Company Parties shall execute the Backstop Commitment Agreement and file with the Bankruptcy Court the BCA Approval Motion;

(c)            no later than 30 days following the Agreement Effective Date, the Company Parties shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; and (iii) the Disclosure Statement Motion;

(d)            no later than 35 days following the Agreement Effective Date, 2020, the Bankruptcy Court shall have entered the Uniti 9019 Order;

(e)            no later than 35 days following the Agreement Effective Date, the Bankruptcy Court shall have entered the BCA Approval Order;

(f)             no later than 75 days following the Agreement Effective Date, the Bankruptcy Court shall have entered an order approving the relief requested in the Disclosure Statement Motion;

(g)           no later than 110 days following the Agreement Effective Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(h)            no later than 180 days following the Agreement Effective Date, the Plan Effective Date shall have occurred.

4.02.        A Milestone may only be extended or waived with the prior written consent of the Required Consenting Creditors; provided, that the Milestones set forth in Sections 4.01(a) and 4.01(d) may only be extended or waived with the prior written consent of the Uniti Parties and the Required Consenting Creditors. The date of each Milestone shall be calculated in accordance with Rule 9006 of the Federal Rules of Bankruptcy Procedure.

Section 5.	Commitments of the Consenting Creditors.

5.01.        General Commitments and Forbearances.

(a)           During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, solely as such Consenting Creditor remains the legal owner, beneficial owner, and/or investment advisor, subadvisor, or manager of or with power and/or authority to bind any such Company Claims/Interests, to:

(i)               support the consummation and implementation of the Restructuring Transactions and the Uniti Transactions; and

(ii)              negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.

(b)               During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, solely as such Consenting Creditor remains the legal owner, beneficial owner, and/or investment advisor, subadvisor, or manager of or with power and/or authority to bind any such Company Claims/Interests, that it shall not directly or indirectly:

(i)               object to, delay, impede, or take any other action to interfere with, delay, or impede, the acceptance, consummation or implementation of the Restructuring Transactions;

(ii)              propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)            file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv)             initiate, or have initiated on its behalf, any litigation or proceeding of any kind that is inconsistent with this Agreement, the Uniti Agreement, the Uniti Transactions, or the other Restructuring Transactions contemplated herein against the Company Parties, the Uniti Parties, or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)               exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties, other than as contemplated by this Agreement;

(vi)             object to, delay, impede, or take any action to interfere with, delay, or impede, the acceptance, consummation or implementation of the Uniti Transactions; or

(vii)          object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code, other than as permitted by this Agreement.

(c)            During the Agreement Effective Period, Elliott agrees to abide by the covenants in Sections 5.01(a) and (b) above and Section 5.02 below, in respect of its Excess Second Lien Claims and Excess Unsecured Notes Claims, solely to the extent Elliott remains the legal owner, beneficial owner, and/or investment advisor, subadvisor, or manager of or with power and/or authority to bind any such Claims.

5.02.        Commitments with Respect to Chapter 11 Cases.

(a)   During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall:

(i)               after having received the Plan and the Disclosure Statement and Solicitation Materials, in each case, approved by the Bankruptcy Court, prior to the date by which the Consenting Creditor shall be required to vote on the Plan, vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan; provided, that any such duly executed and completed ballot accepting the Plan shall be void if this Agreement terminates in accordance with Section 13;

(ii)              to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)            not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above.

(b)   During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with, any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent in all respects with this Agreement.

(c)            No later than March 15, 2020, the Requisite Backstop Parties shall have agreed to the Governance Term Sheet.

5.03.        For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Consenting Creditor to take any action or refrain from taking any action that is inconsistent with such Consenting Creditor’s obligations (if any) under either (i) that certain Junior Lien Intercreditor Agreement, dated as of August 2, 2018, between Windstream Services, the other grantors party thereto, JPMorgan Chase Bank, N.A., as First Lien Collateral Agent and First-Priority Collateral Agent, U.S. Bank National Association, as Initial Other First-Priority Collateral Agent, and the Wilmington Trust, National Association as Second-Priority Collateral Agent or (ii) that certain Pari Passu Intercreditor Agreement, dated as of November 6, 2017, between Windstream Services, the other grantors party thereto, JPMorgan Chase Bank, N.A., as the Authorized Representative for the Credit Agreement Secured Parties, and U.S. Bank National Association, as Initial Additional Authorized Representative.

5.04.        Notwithstanding anything herein to the contrary, nothing in this Agreement and neither a vote to accept the Plan by any Consenting Creditor nor the acceptance of the Plan by any Consenting Creditor shall: (a) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising rights or remedies specifically reserved herein; (b) be construed to limit any Consenting Creditor’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law or to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the Agreement Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not inconsistent with Section 5 of this Agreement, provided, however, that any delay or other impact on consummation of the Restructuring Transactions contemplated by the Plan caused by a Consenting Creditor’s opposition to (x) any relief that is inconsistent with such Restructuring Transactions, (y) a motion by the Debtors to enter into a material executory contract, lease, or other arrangement outside of the ordinary course of the Debtors’ business without obtaining the prior consent of the Required Consenting Creditors, or (z) any relief that is adverse to interests of the Consenting Creditors sought by the Debtors (or any other party) shall not constitute a violation of this Agreement; (c) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Debtors, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee); (d) require any Consenting Creditor to incur any financial or other liability (other than in connection with the Backstop Commitment Agreement); (e) require any Consenting Creditor to take any action which is prohibited by applicable law or to waive or forgo the benefit of any applicable legal professional privilege; or (f) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

Section 6.	Commitments of the Uniti Parties.

6.01.        Affirmative Commitments. During the Agreement Effective Period, the Uniti Parties agree to:

(a)            support, take all steps necessary to consummate and implement, and facilitate the consummation and implementation of the Uniti Transactions;

(b)            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals to consummate the Uniti Transactions; and

(c)            negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents contemplated by the Uniti Term Sheet.

6.02.        Negative Commitments. During the Agreement Effective Period, each of the Uniti Parties agrees that it shall not directly or indirectly:

(a)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)            file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(c)            initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Uniti Agreement, the Uniti Transactions or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(d)            object to, delay, impede, or take any action to interfere with or that is inconsistent with, or is intended or could reasonably be expected to interfere with, delay, or impede, the acceptance, consummation or implementation of the Uniti Transactions or the Restructuring Transactions; or

(e)            object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

Section 7.               Commitments of the Company Parties.

7.01.        Affirmative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, the Company Parties agree to:

(a)            support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement and the Milestones;

(b)            upon reasonable request of any of the Consenting Creditors or their advisors, inform the legal and financial advisors to the Consenting Creditors as to: (i) the material business and financial (including liquidity) performance of the Company; (ii) the status and progress of the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(c)            provide prompt written notice to the financial and legal advisors to the Consenting Creditors and the Uniti Parties of: (i) the occurrence of a Termination Event of which the Company Parties have actual knowledge; (ii) a breach of this Agreement (including a breach by any Company Party) of which the Company Parties have actual knowledge; or (iii) to the extent of the Company Parties’ actual knowledge, any representation or statement made or deemed to be made by any Company Party hereunder which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(d)            operate in the ordinary course taking into account the Restructuring Transactions and the pendency of the Chapter 11 Cases;

(e)           to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions and the Uniti Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(f)            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions and the Uniti Transactions;

(g)            negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions and the Uniti Transactions as contemplated by this Agreement;

(h)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions and the Uniti Transactions from other material stakeholders to the extent reasonably prudent;

(i)             if the Bankruptcy Court denies the Uniti 9019 Motion, use best efforts to timely appeal such denial;

(j)             if the Uniti 9019 Motion is granted but subsequently reversed on appeal, use best efforts to timely appeal such reversal;

(k)            support, take all steps necessary to consummate and implement, and facilitate the consummation and implementation of, the Uniti Transactions and the Restructuring Transactions in accordance with the Milestones; and

(l)             timely file and prosecute a formal objection, in form and substance reasonably acceptable to the Required Consenting Creditors, to any motion filed with the Bankruptcy Court by any party seeking the entry of an order (A) directing the appointment of a trustee or examiner, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable.

7.02.        Negative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)         object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)         take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)          modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement;

(d)           object to, delay, impede, or take any action to interfere with or that is inconsistent with, or is intended or could reasonably be expected to interfere with, delay, or impede, the approval, consummation or implementation of the Uniti Transactions or the Restructuring Transactions; or

(e)           file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

Section 8.               Additional Commitments.

8.01.        Cooperation and Support. To the extent reasonably practicable, the Company Parties shall provide draft copies of all material pleadings and documents that any Company Party intends to file with or submit to the Bankruptcy Court or any governmental authority (including any regulatory authority), as applicable, to counsel to the Consenting Creditors at least two (2) Business Days prior to the date when such Company Party intends to file such document. Counsel to the respective Parties shall consult in good faith regarding the form and substance of any such proposed filing with the Bankruptcy Court. For the avoidance of doubt, the Parties agree to negotiate in good faith the Definitive Documents that are subject to negotiation and completion, consistent with Section 3.02 hereof. The Debtors shall provide to the Consenting Creditors’ advisors, and direct their respective employees, officers, advisors and other representatives to provide to the Consenting Creditors’ advisors, (i) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to the Debtors’ books and records, (ii) reasonable access to the management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (iii) timely and reasonable responses to all reasonable diligence requests, and (iv) the status of obtaining any necessary or desirable authorizations (including consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange. Further, the Company Parties shall provide draft copies of all material pleadings and documents that any Company Party intends to file with the Bankruptcy Court that impact the Uniti Parties to Counsel to the Uniti Parties at least two (2) Business Days prior to the date when such Company Party intends to file such document. Counsel to the respective Parties shall consult in good faith regarding the form and substance of any such proposed filing with the Bankruptcy Court, but any such proposed filing shall comply in all respect with the Milestones set forth in Section 4 and all other provisions of this Agreement. Further, the Company shall reasonably consult with counsel to the Consenting Creditors regarding any regulatory or other third-party approvals necessary to implement the Restructuring Transactions and share copies of any documents filed or submitted to any regulatory or other governmental authority in connection with obtaining any regulatory or other third-party approvals.

8.02.        Adversary Proceeding. On the Agreement Effective Date, the Company Parties and the Uniti Parties shall promptly take all actions necessary to stay and hold in abeyance the prosecution of any and all claims and counterclaims in the Adversary Proceeding, such stay to remain effective until the earlier of (i) the date this Agreement shall have been terminated and (ii) the Effective Date (as defined in the Uniti Term Sheet).

Section 9.               Additional Provisions Regarding Company Parties’ Commitments.

9.01.        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided that, to the extent that any such action or inaction is inconsistent with this Agreement or would be deemed to constitute a material breach hereunder, including a determination to pursue an Alternative Restructuring Proposal, the Company Parties shall provide counsel to the Consenting Creditors and the Uniti Parties with written notice within two (2) Business Days of when any Company Party so acts or fails to act; provided, further, that any such inaction or action shall not impede any Party’s rights to terminate this Agreement pursuant to Section 13; provided, further that, for the avoidance of doubt, upon entry of the Uniti 9019 Order, the terms of the Uniti 9019 Order shall control, including as such order binds the Debtors with respect to the Uniti Transactions.

9.02.        Notwithstanding anything to the contrary in this Agreement (but subject to Section 9.01 and Section 13), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider and respond to Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto) that may be received by the Company Parties; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity in connection with any Alternative Restructuring Proposal (or inquiries or indications of interest with respect thereto) that may be received by the Company Parties; (c) engage in discussions or negotiations with respect to Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto) that may be received by the Company Parties; and (d) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions. If any Company Party receives a written or oral proposal or expression of interest regarding any Alternative Restructuring Proposal, within two (2) Business Days, the Company Party shall notify (with email being sufficient) counsel to the Consenting Creditors of any such proposal or expression of interest, with such notice to include a copy of such proposal, if it is in writing, or otherwise a summary of the material terms thereof. If the board of directors of the Company Parties determines, in good faith, upon the advice of its outside legal advisors, to exercise a Fiduciary Out, the Company Parties shall notify counsel to the Consenting Creditors within two (2) Business Days following such determination. Upon any determination by any Company Party to exercise a Fiduciary Out (as defined below), the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with Section 13.06 hereof.

9.03.        Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 10.           Transfer of Interests and Securities.

10.01.    During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)            in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Creditor; and

(b)           either (i) the transferee executes and delivers to counsel to each of the Company Parties, the First Lien Ad Hoc Group, and Elliott, at or before the time of the proposed Transfer, a Transfer Agreement, (ii) as of the date of such Transfer, such Consenting Creditor controls, is controlled by, or is under common control with such transferee or is an affiliate, affiliated fund, or affiliated entity with a common investment advisor, or (iii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

10.02.    Upon compliance with the requirements of Section 10.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 10.01 shall be void ab initio.

10.03.    This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) on a confidential basis to counsel to the Company Parties within five (5) Business Days of such acquisition.

10.04.    This Section 10 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

10.05.    Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Company Claims/Interests shall not (a) be required to be or become a Consenting Creditor to effect any Transfer of any Company Claims/Interests by a Consenting Creditor to a transferee, so long as such Transfer by the Consenting Creditor to the transferee is in all other respects a Permitted Transfer under Section 10.01 and (b) be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 10.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 10.01. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

10.06.    Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

10.07.    Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, and not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Consenting Creditors pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as such a “group.”

10.08.    For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to any Excess Second Lien Claims or any Excess Unsecured Notes Claims.

Section 11.           Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement:

(a)            it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 10);

(b)           such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(c)           it has the full power to vote and consent to matters concerning all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(d)           solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 12.           Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a)           it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions and Uniti Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)           the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)           except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions and Uniti Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)           except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 13.           Termination Events.

13.01.    Consenting Creditor Termination Events. This Agreement may be terminated (a) with respect to the Consenting Creditors that are members of the First Lien Ad Hoc Group, by the Required Consenting First Lien Creditors, and (b) with respect to Elliott, by Elliott, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events (such events, the “Consenting Creditor Termination Events”):

(a)           the breach in a material respect by a Company Party or a Uniti Party of any of the representations, warranties, or covenants of the Company Parties or the Uniti Parties, as applicable, set forth in this Agreement that remains uncured (to the extent curable) for ten (10) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b)           any representation or warranty in this Agreement made by any Company Party or any Uniti Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, and such breach remains uncured (to the extent curable) for a period of ten (10) Business Days following such Debtor’s receipt of notice in accordance with Section 16.10 hereof detailing any such breach;

(c)           the failure to meet any of the Milestones in Section 4 of this Agreement;

(d)           any Company Party or Uniti Party files, amends or modifies, executes, enters into, or files a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement, including the consent rights of the Required Consenting Creditors set forth in Section 3 of this Agreement, or publicly announces its intention to take any such action;

(e)            any Debtor files, or publicly announces that it will file, or joins in or supports, any plan of reorganization other than the Plan, or files any motion or application seeking authority to sell any assets, in each case, without the prior written consent of the Required Consenting Creditors

(f)            the issuance or ruling by any governmental authority, including the Bankruptcy Court, any regulatory authority, or court of competent jurisdiction, of any final, non-appealable ruling or order that enjoins the consummation of a material portion of the Restructuring Transactions or the Uniti Transactions, or the commencement of any action by any governmental authority or other regulatory authority that could reasonably be expected to enjoin or otherwise make impractical the substantial consummation of the Restructuring Transactions on the terms and conditions set forth herein and in the Uniti Term Sheet or the Plan; provided, that the Debtors shall have twenty (20) business days after the issuance of such ruling, order, or action to obtain relief that would allow consummation of the Restructuring Transactions in a manner that (i) does not prevent or diminish compliance with the terms of the Plan and this Agreement and (ii) is acceptable to the Required Consenting Creditors; provided, further, however that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(g)           any order approving the Plan or the Disclosure Statement is reversed, stayed, dismissed, vacated, or reconsidered without the consent of the Required Consenting Creditors, is modified or amended in a manner that is inconsistent with this Agreement or not reasonably satisfactory to the Required Consenting Creditors, or a motion for reconsideration, reargument, or rehearing with respect to such order is granted;

(h)           the Bankruptcy Court enters an order denying confirmation of the Plan or the Confirmation Order is reversed, stayed, dismissed, vacated, or reconsidered, in each case without the consent of the Required Consenting Creditors;

(i)             the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(j)             either: (i) any Debtor files a motion, application, or adversary proceeding (or any Debtor supports any such motion, application, or adversary proceeding filed or commenced by any Third Party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of the First Lien Claims or the Second Lien Claims, or the liens securing such Claims, or (B) asserting any other cause of action against and/or with respect to or relating to such Claims or the prepetition liens securing such Claims; or (ii) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of any Consenting Creditor with respect to any of the foregoing causes of action or proceedings;

(k)            the Company Parties terminate their obligations under and in accordance with this Agreement;

(l)             the Uniti Parties terminate their obligations under and in accordance with this Agreement;

(m)          the failure of the Consenting Creditors to hold, in the aggregate, at least 66.7% of the First Lien Claims;

(n)           any board of directors or board of managers, as applicable, of any Debtor exercises a Fiduciary Out pursuant to and in accordance with Section 13.02(a) of this Agreement;

(o)           (i) the Bankruptcy Court enters an order denying the Uniti 9019 Motion and (ii) either (A) the Debtors have not timely appealed such denial, (B) an appellate court affirms such denial and such appellate court decision is not subject to further appeal, or (C) such denial has not been timely reversed by an appellate court on a final, non-appealable basis;

(p)           the 9019 Motion is granted but reversed on appeal and either (i) such reversal is not subject to further appeal or (ii) any order reversing the approval of the 9019 Motion is not timely reversed on further appeal;

(q)           the Bankruptcy Court denies approval of the BCA Approval Motion;

(r)            the Backstop Commitment Agreement terminates pursuant to its terms; or

(s)            the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right under section 1121 of the Bankruptcy Code to file a plan or plans of reorganization.

Notwithstanding anything to the contrary herein, unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the Consenting Creditor Termination Events in this Section 13.01 shall result in an automatic termination of this Agreement, to the extent the Required Consenting Creditors would otherwise have the ability to terminate this Agreement in accordance with Section 13.01, five (5) business days following such occurrence unless waived (including retroactively) in writing by the Required Consenting Creditors

13.02.    Uniti Parties Termination Events. The Uniti Parties may terminate this Agreement as to the Uniti Parties upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events (such events, the “Uniti Parties Termination Events”):

(a)           the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) adversely affects the Company Parties’ or Uniti Parties’ ability to consummate the Uniti Transactions, and (ii)  remains uncured for ten (10) Business Days after the Uniti Parties transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b)            the breach in any material respect of any provision set forth in this Agreement by any Consenting Creditor that (i) remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Creditors of notice and a description of such breach, (ii) has a adverse impact on the Uniti Parties and the Uniti Transactions or the consummation of the Uniti Transactions, and (iii) causes the non-breaching Consenting Creditors to hold less than 66.7% of the First Lien Claims;

(c)            any representation or warranty in this Agreement made by any Company Party or shall have been untrue in any material respect when made, or shall have become untrue in any material respect, and such breach (i) has a adverse impact on the Uniti Parties and the Uniti Transactions or the consummation of the Uniti Transactions and (ii) remains uncured (to the extent curable) for a period of ten (10) Business Days following such Company Party’s receipt of notice in accordance with Section 16.10 hereof detailing any such breach;

(d)            the failure to meet any Milestone set forth in this Agreement with respect to any of the Uniti Documents;

(e)            any Company Party files, amends or modifies, executes, enters into, or files a pleading seeking authority to amend or modify, any of the Uniti Documents in a manner that is inconsistent with this Agreement or the Uniti Term Sheet, or publicly announces its intention to take any such action;

(f)            the issuance or ruling by any governmental authority, including the Bankruptcy Court, any regulatory authority, or court of competent jurisdiction, of any final, non-appealable ruling or order that enjoins the consummation of a material portion of the Uniti Transactions, or the commencement of any action by any governmental authority or other regulatory authority that could reasonably be expected to enjoin or otherwise make impractical the substantial consummation of the Uniti Transactions on the terms and conditions set forth in the Uniti Term Sheet; provided, that the Debtors shall have ten (10) business days after the issuance of such ruling, order, or action to obtain relief that would allow consummation of the Uniti Transactions in a manner that (i) does not prevent or diminish compliance with the terms of the Uniti Term Sheet and (ii) is acceptable to the Required Consenting Creditors; provided, further, however that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(g)           the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Uniti Parties, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a material Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(h)           the entry of an order by the Bankruptcy Court granting standing to any third party to pursue any litigation against a Uniti Party other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(i)            (i) the Bankruptcy Court enters an order denying the Uniti 9019 Motion and (ii) either (A) the Debtors have not timely appealed such denial, (B) an appellate court affirms the such denial and such appellate court decision is not subject to further appeal, or (C) such denial has not been timely reversed by an appellate court on a final, non-appealable basis;

(j)            the 9019 Motion is granted but reversed on appeal and either (i) such reversal is not subject to further appeal or (ii) any order reversing the approval of the 9019 Motion is not timely reversed on further appeal; or

(k)           the Company Parties terminate their obligations under and in accordance with this Agreement.

13.03.      Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events (such events, the “Company Termination Events” and, together with the Consenting Creditor Termination Events and the Uniti Parties Termination Events, the “Termination Events”):

(a)           the breach in any material respect by one or more of the Uniti Parties of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by the Uniti Parties, as applicable, of notice of such breach;

(b)           the breach in any material respect of any provision set forth in this Agreement of any Consenting Creditor that (i) remains uncured for a period of ten (10) Business Days after the receipt by the Consenting Creditors of notice and a description of such breach, (ii) could reasonably be expected to have an adverse impact on the Restructuring Transactions or the consummation of the Restructuring Transactions by Consenting Creditors, and (iii) causes the non-breaching Consenting Creditors to hold less than 66.7% of the First Lien Claims; provided, however that in the case of any breach by a Consenting Creditor, the Debtors may terminate this Agreement solely as to such breaching Consenting Creditor;

(c)           the failure of the Consenting Creditors to hold, in the aggregate, at least 66.7% of the First Lien Claims;

(d)           the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, after consulting with outside counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or its compliance with applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal and the continued support of the Restructuring Transactions is inconsistent with its fiduciary duties or applicable Law (a “Fiduciary Out”);

(e)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions or the Uniti Transactions and (ii) remains in effect for twenty (20) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(f)            the Bankruptcy Court enters an order denying confirmation of the Plan.

13.04.     Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors; (b) each Uniti Party; and (c) each Company Party.

13.05.     Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

13.06.     Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Party or the ability of any Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party. No purported termination of this Agreement shall be effective under this Section 13.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement. Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.03(c). Following the occurrence of a Termination Date, the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Debtors’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 1.02, 13.04, 13.06, 14, 16.01, 16.05, 16.06, 16.07, 16.08, 16.09, 16.10, 16.14, and 16.18 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action or delivering any notice necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

Section 14.           Amendments and Waivers.

(a)           Except as otherwise set forth in this Section 14, this Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner without the prior written consent of each of the Debtors and the Required Consenting Creditors.

(b)           Notwithstanding Section 14(a) of this Agreement, no provision of any Uniti Document or of this Agreement may be modified, amended, or supplemented, and no condition or requirement of the Uniti Documents or this Agreement may be waived, without the additional prior written consent of the Uniti Parties to the extent that such modification, amendment, supplement, or waiver would (i) be inconsistent with the terms of the Uniti Term Sheet and (ii) materially affect the economic treatment of the Uniti Parties contemplated by the Uniti Term Sheet.

(c)           Notwithstanding Section 14(a) of this Agreement, (i) any waiver, modification, amendment, or supplement to this Section 14 shall require the written consent of all of the Parties, (ii) (x) any modification, amendment, or change to the definition of “Required Consenting First Lien Creditors” shall require the consent of each member of the First Lien Ad Hoc Group holding First Lien Claims that was a Consenting Creditor and member of the First Lien Ad Hoc Group as of the date of such modification, amendment, or change and (y) any modification, amendment, or change to the definition of “Uniti Parties” shall require the consent of the Uniti Parties, (iii) any change, modification, amendment, or supplement to the Uniti Parties Termination Events shall require the written consent of the Uniti Parties, and (iv) any change, modification, or amendment to this Agreement that affects any Consenting Creditor in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which such Consenting Creditor was treated pursuant to the terms of this Agreement immediately prior to such change, modification, or amendment shall require the written consent of such materially adversely and disproportionately affected Consenting Creditor.

(d)           Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(e)           The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(f)           Any consent or waiver contemplated in this Section 14 may be provided by electronic mail from counsel to the relevant Party.

Section 15.           Fees and Expenses. During the Agreement Effective Period, the Debtors shall promptly pay or reimburse when due all reasonable and documented fees and expenses of the following (regardless of when such fees are or were incurred): (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the First Lien Ad Hoc Group; (b) Evercore Group, L.L.C., as financial advisor to the First Lien Ad Hoc Group; (c) Ropes & Gray LLP, as counsel to Elliott; (d) (i) all other counsel, including special corporate, regulatory and REIT counsel, and non-legal consultants or other professionals incurred by Elliott related to the restructuring prior to the Agreement Effective Date and (ii) after the Agreement Effective Date, one special corporate, one regulatory and one REIT counsel, and non-legal consultants or other professionals incurred by Elliott, solely, except for special corporate counsel and subject to privilege in all cases, to the extent the First Lien Ad Hoc Group’s advisors and members receive access to and work product of such counsel or consultants following the Agreement Effective Date; (e) one consultant or regulatory counsel to the First Lien Ad Hoc Group; and (f) any applicable filing or other similar fees required to be paid by or on behalf of any Consenting Creditor in all applicable jurisdictions, in each case subject to entry of the BCA Approval Order; provided, however, that if this Agreement is terminated as to all Consenting Creditors, the Debtors shall promptly pay all reasonable and documented fees and expenses of each advisor listed in this Section 15 that have accrued prior to the Termination Date with respect to all such Consenting Creditors; provided, further, that nothing herein shall alter or modify the Company’s payment obligations under the Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Status, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, and (F) Granting Related Relief [Docket No. 376].

Section 16.           Miscellaneous.

16.01.    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern. In the event of any inconsistencies between the Restructuring Term Sheet and the Uniti Term Sheet with respect to the Uniti Transactions, the Uniti Term Sheet shall control and govern.

16.03.    Further Assurances.  Subject to the other terms of this Agreement during the Agreement Effective Period, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions or the Uniti Transactions, as applicable.

16.04.    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

16.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

16.06.    Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.07.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. No Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party) the holdings information of any Consenting Creditor without such Consenting Creditor’s prior written consent; provided, that signature pages executed by Consenting Creditors shall be delivered to (a) all Consenting Creditors in redacted form that removes the details of such Consenting Creditors’ holdings of the Claims and Interests listed thereon and (b) the Debtors in unredacted form (to be held by the Debtors on a professionals’ eyes only-basis). Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditor.

16.08.    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties, the Uniti Parties, and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties, the Uniti Parties, and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

16.10.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas

Attn:  Kristi M. Moody
Email: Kristi.Moody@windstream.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:  Stephen E. Hessler and Marc Kieselstein

Email:  shessler@kirkland.com

mkieselstein@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Ross Kwasteniet, Brad Weiland, and John Luze

Email:  rkwasteniet@kirkland.com

brad.weiland@kirkland.com

john.luze@kirkland.com

(b)            if to a Consenting Creditor:

To the address set forth on its signature page hereto or such Consenting Creditor’s Joinder, as applicable with copies to each of

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:       Brian S. Hermann and Samuel E. Lovett

Email:	bhermann@paulweiss.com slovett@paulweiss.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn:  Keith H. Wofford and Stephen Moeller-Sally

Email: Keith.Wofford@ropesgray.com
           ssally@ropesgray.com

(c)            if to the Uniti Parties:

Uniti Group Inc.

10802 Executive Center Drive

Benton Bldg., Ste 300

Little Rock, Arkansas 72211

Attn: Daniel Heard

Email: daniel.heard@uniti.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn:  Eli Vonnegut and Jacob Weiner

Email: eli.vonnegut@davispolk.com

 jacob.weiner@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

16.11.     Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

16.12.     Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.13.     Waiver. If the Restructuring Transactions or the Uniti Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.14.     Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

16.15.     Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

16.16.     Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.17.     Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.18.     Capacities of Consenting Creditors. Each Consenting Creditor has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this

Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

16.19.     Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company Parties, the Uniti Parties, or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to
the Chapter 11 Plan Support Agreement

windstream holdings, inc.

and each of its direct and indirect subsidiaries

listed on Exhibit A-1 and Exhibit A-2 hereto

By: /s/ Tony Thomas

Name: Tony Thomas

Title: President and Chief Executive Officer

Uniti Parties’ Signature Page to
the Chapter 11 Plan Support Agreement

ANS Connect LLC

Contact Network, LLC

CSL Alabama System, LLC

CSL Arkansas System, LLC

CSL Capital, LLC

CSL Florida System, LLC

CSL Georgia Realty, LLC

CSL Georgia System, LLC

CSL Iowa System, LLC

CSL Kentucky System, LLC

CSL Mississippi System, LLC

CSL Missouri System, LLC

CSL National GP, LLC

CSL New Mexico System, LLC

CSL North Carolina Realty GP, LLC

CSL Ohio System, LLC

CSL Oklahoma System, LLC

CSL Realty, LLC

CSL Tennessee Realty Partner, LLC

CSL Tennessee Realty, LLC

CSL Texas System, LLC

Hunt Brothers of Louisiana, LLC

Hunt Telecommunications, LLC

Information Transport Solutions, Inc.

InLine Services, LLC

Integrated Data Systems, LLC

Nexus Systems, Inc.

Nexus Wireless, LLC

PEG Bandwidth DC, LLC

PEG Bandwidth DE, LLC

PEG Bandwidth LA, LLC

PEG Bandwidth MA, LLC

PEG Bandwidth MD, LLC

PEG Bandwidth MS, LLC

PEG Bandwidth NJ, LLC

PEG Bandwidth NY Telephone Corp.

PEG Bandwidth PA, LLC

PEG Bandwidth Services, LLC

PEG Bandwidth TX, LLC

PEG Bandwidth VA, LLC

Southern Light, LLC

Talk America Services, LLC

Uniti Completed Towers LLC

Uniti Dark Fiber LLC

Uniti Fiber Holdings Inc.

Uniti Fiber LLC

Uniti Group Finance 2019 Inc.

Uniti Group Finance Inc.

Uniti Group LP LLC

Uniti Holdings GP LLC

Uniti LATAM GP LLC

Uniti Leasing LLC

Uniti Leasing MW LLC

Uniti Leasing X LLC

Uniti Leasing XI LLC

Uniti Leasing XII LLC

Uniti QRS Holdings GP LLC

Uniti Towers LLC

Uniti Towers NMS Holdings LLC

Uniti Wireless Holdings LLC

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

UNITI Group inc.

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

CSL NATIONAL, LP

By: CSL NATIONAL GP, LLC, as its general partner

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

CSL North CAROLINA REALTY, LP

By: CSL NORTH CAROLINA REALTY GP, LLC, as its general partner

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

CSL NORTH CAROLINA SYSTEM, LP

By: CSL NORTH CAROLINA REALTY GP, LLC, as its general partner

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

UNITI GROUP LP

By: UNITI GROUP INC., as its general partner

By:	/s/ Daniel Heard
	Name:	Daniel Heard
Title: Executive Vice President – General Counsel and Secretary

Uniti Holdings LP

By: UNITI HOLDINGS GP LLC, as its general partner

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

UNITI LATAM LP

By: UNITI LATAM GP LLC, as its general partner

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

UNITI QRS Holdings LP

By: UNITI QRS Holdings GP LLC, as its general partner

By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	Executive Vice President – General Counsel and Secretary

Consenting Creditor Signature Page to
the Chapter 11 Plan Support Agreement

[Consenting CREDITOR]

_____________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Loans
First Lien Notes
Midwest Notes
Second Lien Notes
Unsecured Notes
Equity Interests

EXHIBIT A-1

Obligor Debtors

Windstream Services, LLC
Allworx Corp.
ARC Networks, Inc.
ATX Communications, Inc.
ATX Telecommunications Services of Virginia, LLC
BOB, LLC
Boston Retail Partners LLC
BridgeCom Holdings, Inc.
BridgeCom Solutions Group, Inc.
Broadview Networks of Massachusetts, Inc.
Broadview Networks of Virginia, Inc.
Buffalo Valley Management Services, Inc.
Business Telecom of Virginia, Inc.
BV-BC Acquisition Corporation
Cavalier IP TV, LLC
Cavalier Services, LLC
Cavalier Telephone, L.L.C.
CCL Historical, Inc.
Choice One Communications of Connecticut Inc.
Choice One Communications of Maine Inc.
Choice One Communications of Massachusetts Inc.
Choice One Communications of Ohio Inc.
Choice One Communications of Rhode Island Inc.
Choice One Communications of Vermont Inc.
Choice One of New Hampshire, Inc.
Cinergy Communications Company of Virginia, LLC
Conestoga Enterprises, Inc.
Conestoga Management Services, Inc.
Connecticut Broadband, LLC
Connecticut Telephone & Communication Systems, Inc.
Conversent Communications Long Distance, LLC
Conversent Communications of Connecticut, LLC
Conversent Communications of Maine, LLC
Conversent Communications of Massachusetts, Inc.

Conversent Communications of New Hampshire, LLC
Conversent Communications of Rhode Island, LLC
Conversent Communications of Vermont, LLC
CoreComm-ATX, Inc.
CoreComm Communications, LLC
CTC Communications of Virginia, Inc.
D&E Communications, LLC
D&E Management Services, Inc.
D&E Networks, Inc.
Equity Leasing, Inc.
Eureka Broadband Corporation
Eureka Holdings, LLC
Eureka Networks, LLC
Eureka Telecom of VA, Inc.
Heart of the Lakes Cable Systems, Inc.
Info-Highway International, Inc.
InfoHighway Communications Corporation
InfoHighway of Virginia, Inc.
Iowa Telecom Data Services, L.C.
Iowa Telecom Technologies, LLC
IWA Services, LLC
KDL Holdings, LLC
McLeodUSA Information Services LLC
McLeodUSA Purchasing, LLC
MPX, Inc.
Norlight Telecommunications of Virginia, LLC
Oklahoma Windstream, LLC
Open Support Systems, LLC
PaeTec Communications of Virginia, LLC
PAETEC Holding, LLC
PAETEC iTEL, L.L.C.
PAETEC Realty LLC
PAETEC, LLC
PCS Licenses, Inc.

Progress Place Realty Holding Company, LLC
RevChain Solutions, LLC
SM Holdings, LLC
Southwest Enhanced Network Services, LLC
Talk America of Virginia, LLC
Teleview, LLC
Texas Windstream, LLC
US LEC of Alabama LLC
US LEC of Florida LLC
US LEC of South Carolina LLC
US LEC of Tennessee LLC
US LEC of Virginia LLC
US Xchange Inc.
US Xchange of Illinois, L.L.C.
US Xchange of Michigan, L.L.C.
US Xchange of Wisconsin, L.L.C.
Valor Telecommunications of Texas, LLC
WIN Sales & Leasing, Inc.
Windstream Alabama, LLC
Windstream Arkansas, LLC
Windstream Business Holdings, LLC
Windstream BV Holdings, LLC
Windstream Cavalier, LLC
Windstream Communications Kerrville, LLC
Windstream Communications Telecom, LLC
Windstream CTC Internet Services, Inc.
Windstream Direct, LLC
Windstream Eagle Holdings LLC
Windstream Eagle Services, LLC
Windstream EN-TEL, LLC
Windstream Finance Corp
Windstream Holding of the Midwest, Inc.
Windstream Iowa Communications, LLC
Windstream Iowa-Comm, LLC

Windstream KDL-VA, LLC
Windstream Kerrville Long Distance, LLC
Windstream Lakedale Link, Inc.
Windstream Lakedale, Inc.
Windstream Leasing, LLC
Windstream Lexcom Entertainment, LLC
Windstream Lexcom Long Distance, LLC
Windstream Lexcom Wireless, LLC
Windstream Montezuma, LLC
Windstream Network Services of the Midwest, Inc.
Windstream NorthStar, LLC
Windstream NuVox Arkansas, LLC
Windstream NuVox Illinois, LLC
Windstream NuVox Indiana, LLC
Windstream NuVox Kansas, LLC
Windstream NuVox Oklahoma, LLC
Windstream Oklahoma, LLC
Windstream SHAL Networks, Inc.
Windstream SHAL, LLC
Windstream Shared Services, LLC
Windstream South Carolina, LLC
Windstream Southwest Long Distance, LLC
Windstream Sugar Land, LLC
Windstream Supply, LLC
Xeta Technologies, Inc.

EXHIBIT A-2

Non-Obligor Debtors

Windstream Holdings, Inc.

American Telephone Company, LLC

A.R.C. Networks, Inc.

ATX Licensing, Inc.

Birmingham Data Link, LLC

BridgeCom International, Inc.

Broadview Networks, Inc.

Broadview NP Acquisition Corp.

Business Telecom, LLC

Cavalier Telephone Mid-Atlantic, L.L.C.

Choice One Communications of New York Inc.

Choice One Communications of Pennsylvania Inc.

Choice One Communications Resale L.L.C.

Conestoga Wireless Company

Conversent Communications of New Jersey, LLC

Conversent Communications of New York, LLC

Conversent Communications of Pennsylvania, LLC

Conversent Communications Resale L.L.C.

CTC Communications Corporation

D&E Wireless, Inc.

Deltacom, LLC

Earthlink Business, LLC

Earthlink Carrier, LLC

Eureka Telecom, Inc.

Georgia Windstream, LLC

Infocore, Inc.

Intellifiber Networks, LLC

LDMI Telecommunications, LLC

Lightship Telecom, LLC

MASSCOMM, LLC

McLeodUSA Telecommunications Services, L.L.C.

Nashville Data Link, LLC

Network Telephone, LLC

PaeTec Communications, LLC

Talk America, LLC

The Other Phone Company, LLC

TriNet, LLC

TruCom Corporation

US LEC Communications LLC

US LEC of Georgia LLC

US LEC of Maryland LLC

US LEC of North Carolina LLC

US LEC of Pennsylvania LLC

US Xchange of Indiana, L.L.C.

WaveTel NC License Corporation

Windstream Accucomm Networks, LLC

Windstream Accucomm Telecommunications, LLC

Windstream Buffalo Valley, Inc.

Windstream Communications, LLC

Windstream Concord Telephone, LLC

Windstream Conestoga, Inc.

Windstream D&E Systems, LLC

Windstream D&E, Inc.

Windstream Florida, LLC

Windstream Georgia Communications, LLC

Windstream Georgia Telephone, LLC

Windstream Georgia, LLC

Windstream IT-Comm, LLC

Windstream Kentucky East, LLC

Windstream Kentucky West, LLC

Windstream Lexcom Communications, LLC

Windstream Mississippi, LLC

Windstream Missouri, LLC

Windstream Nebraska, Inc.

Windstream New York, Inc.

Windstream Norlight, LLC

Windstream North Carolina, LLC

Windstream NTI, LLC

Windstream NuVox Missouri, LLC

Windstream NuVox Ohio, LLC

Windstream NuVox, LLC

Windstream of the Midwest, Inc.

Windstream Ohio, LLC

Windstream Pennsylvania, LLC

Windstream Standard, LLC

Windstream Systems of the Midwest, Inc.

Windstream Western Reserve, LLC

EXHIBIT B

Uniti Parties

ANS Connect LLC

Contact Network, LLC

CSL Alabama System, LLC

CSL Arkansas System, LLC

CSL Capital, LLC

CSL Florida System, LLC

CSL Georgia Realty, LLC

CSL Georgia System, LLC

CSL Iowa System, LLC

CSL Kentucky System, LLC

CSL Mississippi System, LLC

CSL Missouri System, LLC

CSL National GP, LLC

CSL National, LP

CSL New Mexico System, LLC

CSL North Carolina Realty GP, LLC

CSL North Carolina Realty, LP

CSL North Carolina System, LP

CSL Ohio System, LLC

CSL Oklahoma System, LLC

CSL Realty, LLC

CSL Tennessee Realty Partner, LLC

CSL Tennessee Realty, LLC

CSL Texas System, LLC

Hunt Brothers of Louisiana, LLC

Hunt Telecommunications, LLC

Information Transport Solutions

InLine Services, LLC

Integrated Data Systems, LLC

Nexus Systems, Inc.

Nexus Wireless, LLC

PEG Bandwidth DC, LLC

PEG Bandwidth DE, LLC

PEG Bandwidth LA, LLC

PEG Bandwidth MA, LLC

PEG Bandwidth MD, LLC

PEG Bandwidth MS, LLC

PEG Bandwidth NJ, LLC

PEG Bandwidth NY Telephone Corp.

PEG Bandwidth PA, LLC

PEG Bandwidth Services, LLC

PEG Bandwidth TX, LLC

PEG Bandwidth VA, LLC

Southern Light, LLC

Talk America Services, LLC

Uniti Completed Towers LLC

Uniti Dark Fiber LLC

Uniti Fiber Holdings Inc.

Uniti Fiber LLC

Uniti Group Finance 2019 Inc.

Uniti Group Finance Inc.

Uniti Group LP

Uniti Group LP LLC

Uniti Holdings GP LLC

Uniti Holdings LP

Uniti LATAM GP LLC

Uniti LATAM LP

Uniti Leasing LLC

Uniti Leasing MW LLC

Uniti Leasing X LLC

Uniti Leasing XI LLC

Uniti Leasing XII LLC

Uniti QRS Holdings GP LLC

Uniti QRS Holdings LP

Uniti Towers LLC

Uniti Towers NMS Holdings LLC

Uniti Wireless Holdings LLC

EXHIBIT C

Restructuring Term Sheet

THIS CHAPTER 11 PLAN TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS CHAPTER 11 PLAN TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN SUPPORT AGREEMENT ON THE TERMS DESCRIBED HEREIN AND IN THE PLAN SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Chapter 11 Plan Term Sheet

INTRODUCTION

This Chapter 11 Plan Term Sheet (this “Plan Term Sheet”)1 describes the financial restructuring of Windstream Holdings, Inc. (and, together with its debtor subsidiaries, the “Debtors”). This Plan Term Sheet is being agreed to in connection with the Debtors’ and the Consenting Creditors’ entry into that certain Plan Support Agreement, dated as of March 2, 2020 (as may be further amended, supplemented or modified pursuant to the terms thereof, the Plan Support Agreement”),2 to which this Plan Term Sheet is attached as Exhibit A. Pursuant to the Plan Support Agreement, the Debtors and the Consenting Creditors have agreed to support the transactions contemplated therein and herein.

This Plan Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Definitive Documents, which remain subject to negotiation and completion in accordance with the Plan Support Agreement and applicable law. The Definitive Documents will not contain any terms or conditions that are inconsistent with this Plan Term Sheet or the Plan Support Agreement. This Plan Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
Chapter 11 Plan

1.       On the Plan Effective Date, or as soon as is reasonably practicable thereafter, each holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Plan Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest, except to the extent different treatment is agreed to by (a) the Reorganized Debtors, (b) the Required Consenting Creditors, (c) the Requisite Backstop Parties, and (d) the holder of such Allowed Claim or Interest, as applicable.

2.       For the avoidance of doubt, any action required to be taken by the Debtors on the Plan Effective Date pursuant to this Plan Term Sheet may be taken on the Plan Effective Date or as soon as is reasonably practicable thereafter.

____________________

[1]	This Plan Term Sheet reflects a settlement with respect to valuation solely for purposes of the Plan contemplated by this Plan Term Sheet. Nothing herein shall be construed or interpreted as a stipulation as to the value of the Debtors’ assets, enterprise value, or the collateral securing the First Lien Claims or Second Lien Claims.

[2]	Capitalized terms used but not defined in this Plan Term Sheet have the meanings given to such terms in the Plan Support Agreement.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
New Exit Facility

Prior to the Plan Effective Date, the Debtors will secure commitments to fund a new money senior secured credit facility in an aggregate amount up to $3,250 million (the “New Exit Facility”), which will include the following facilities:

•      a revolving credit facility in an aggregate target principal amount of $750 million, which will be undrawn on the Plan Effective Date and may include (a) a letter of credit sub-facility up to an aggregate principal amount of $350 million to support obligations related to funding received from state and federal broadband subsidy programs and (b) an additional letter of credit sub-facility up to an aggregate principal amount of $50 million; and

•      a term loan facility in an aggregate principal amount up to $2,500 million (collectively, the “New Exit Facility Term Loan”), which will be funded or distributed, as applicable, on the Plan Effective Date and (a) will include $2,050 million in term loans (the “Required Exit Facility Term Loans”), (b) will include $100 million in term loans (the “Midwest Notes Exit Facility Term Loans”) that will be distributed to holders of Midwest Notes Claims in accordance with this Plan Term Sheet, and (c) may include up to $350 million in principal of additional term loans (the “Flex Exit Facility Term Loans”) at the election of the Requisite Backstop Parties, in consultation with the Debtors, so long as market conditions allow and the total cost of the Flex Exit Facility Term Loans is less than an amount agreed to in writing (which may include agreement by email of counsel to each of the parties) between the Debtors and the Requisite Backstop Parties.

The interest rate, maturity date, and other terms of the New Exit Facility will be consistent with this Plan Term Sheet and otherwise reasonably acceptable to the Debtors, the Required Consenting Creditors, and the Requisite Backstop Parties. If the Flex Exit Facility Term Loans are funded on the Plan Effective Date, then, on the Plan Effective Date, the net proceeds thereof (the “Distributable Flex Proceeds”) will be distributed to holders of Allowed First Lien Claims in accordance with this Plan Term Sheet.

The Required Exit Facility Term Loans may reduced to an amount less than $2,050 million (the “Required Exit Facility Term Loans Target”) at the election of (a) at least two members of the First Lien Ad Hoc Group holding a majority of the aggregate amount of commitments under the Backstop Commitment Agreement (defined below) held by all members of the First Lien Ad Hoc Group and (b) Elliott (collectively, the “Requisite Backstop Parties”). To the extent the amount of the Required Exit Facility Term Loans funded on the Plan Effective Date is lower than the Required Exit Facility Term Loans Target, the Debtors will distribute new term loans (the “First Lien Replacement Term Loans”) in an amount equal to the difference between the Required Exit Facility Term Loans Target and the amount of Required Exit Facility Term Loans actually

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

funded on the Plan Effective Date to holders of First Lien Claims in lieu of the cash distributions set forth in this Plan Term Sheet that were otherwise attributable to such difference; provided that the aggregate amount of the First Lien Replacement Term Loans will not exceed an amount to be agreed by the Requisite Backstop Parties and set forth in the Plan Supplement. The First Lien Replacement Term Loans, as applicable, will rank pari passu with and will be secured on substantially the same terms as the New Exit Facility Term Loan and have the same terms as the New Exit Facility Term Loan or such other terms as agreed by the Requisite Backstop Parties and the Debtors.

On the Plan Effective Date, the net cash proceeds of the Required Exit Facility Term Loans (and all other cash on hand held by the Debtors as of the Plan Effective Date) will be:

•      first, used to pay in full in cash Allowed DIP Claims, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, and executory contract and unexpired lease cure claims as and to the extent that such Claims are required to be paid in cash under the Plan;

•      second, used to fund a reserve sufficient to satisfy Allowed General Unsecured Claims against any Non-Obligor Debtor;[3]

•      third, used to fund a reserve sufficient to satisfy any required cash distributions to holders of Allowed Second Lien Claims and Allowed General Unsecured Claims against any Obligor Debtor[4] as set forth in this Plan Term Sheet;

•      fourth, used, to the extent necessary, to fund a minimum cash balance for the Reorganized Debtors in an aggregate amount equal to $75 million plus any amounts received on account of GCI (as defined in the Uniti Term Sheet) reimbursements and Cash Payments (as defined in the Uniti Term Sheet) received by the Debtors on or before the Plan Effective Date (the “Minimum Cash Balance”); and

•      fifth, distributed to holders of Allowed First Lien Claims in accordance with this Plan Term Sheet (such distributed proceeds, the “Distributable Exit Facility Proceeds”).

If any Backstop Party elects to fund the New Exit Facility (in whole or in part), Elliott and any Consenting Creditor that is a member of the First Lien Ad Hoc Group will each have the right to participate in such financing on the same terms as each other Backstop Party that participates in the New Exit Facility.

_____________________

[3]	“Non-Obligor Debtor” means any Debtor listed on Exhibit A-2 to the Plan Support Agreement.

[4]	“Obligor Debtor” means any Debtor listed on Exhibit A-1 to the Plan Support Agreement

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
New Common Stock Rights Offering

On the Plan Effective Date, the Debtors will consummate a $750 million common equity rights offering (the “Rights Offering”) pursuant to which holders of Allowed First Lien Secured Claims will be distributed subscription rights (the “Subscription Rights”) to purchase the New Common Stock in accordance with this Plan Term Sheet at a 37.5% discount to a stipulated equity value equal to $1,250 million (the “Plan Equity Value”). Both the amount of the Rights Offering and the Plan Equity Value are subject to a proportionate downward adjustment (the “Flex Adjustment”) in the event that the Flex Exit Facility Term Loans are funded on the Plan Effective Date in a manner that preserves the 37.5% discount to Plan Equity Value, as will be set forth in the Backstop Commitment Agreement.

Elliott and the members of the First Lien Ad Hoc Group (the “Backstop Parties”) will backstop the Rights Offering. Within 10 days of the Agreement Effective Date, the Debtors and the Backstop Parties will enter into a backstop commitment agreement (including all schedules and exhibits thereto, the “Backstop Commitment Agreement”) that will provide for, among other things, a backstop commitment premium equal to 8% of the $750 million committed amount (the “Backstop Premium”) payable in New Common Stock (calculated to reflect a 37.5% discount to Plan Equity Value) to the Backstop Parties on the Plan Effective Date (or, as set forth in the Backstop Commitment Agreement, in cash if the Plan Effective Date does not occur) and shall not be subject to any reduction on account of the Flex Adjustment. Elliott will provide 52.5% of the backstop commitments under the Backstop Commitment Agreement and the members of the First Lien Ad Hoc Group (on a pro rata basis) will provide 47.5% of the backstop commitments under the Backstop Commitment Agreement.

Without limiting the obligations of the Backstop Parties to fund the full amount of the Rights Offering, the Backstop Parties will have the option to purchase up to $375 million of the New Common Stock issued pursuant to the Rights Offering, (the “Backstop Priority Tranche”) on a pro rata basis based on their backstop commitments. Any rights not exercised by the Backstop Parties in the Backstop Priority Tranche shall be available for distribution to holders of First Lien Claims as set forth in this Plan Term Sheet. The “Distributable Subscription Rights” shall mean the difference between (a) $750 million or, if the Flex Exit Facility Term Loans are funded on the Effective Date, the adjusted amount of the Rights Offering and (b) the amount of the Backstop Priority Tranche subscribed by the Backstop Parties.

The New Common Stock issued to the Backstop Parties and holders of Allowed First Lien Claims in connection with the Rights Offering will be subject to dilution on account of the Backstop Premium and the Management Incentive Plan (as defined below). The issuance of the Subscription Rights will be exempt from SEC registration under applicable law.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
New Common Stock	On the Plan Effective Date, Reorganized Windstream shall issue a single class of common equity interests (the “New Common Stock”). The New Common Stock will be distributed to holders of Allowed First Lien Claims in accordance with this Plan Term Sheet and issued in connection with the Rights Offering and the Backstop Premium.
Cash on Hand	Cash distributions in accordance with this Plan Term Sheet shall be made from cash on hand as of the Plan Effective Date, including proceeds from the New Exit Facility Term Loan and the Rights Offering.
Definitive Documents	Any documents contemplated by this Plan Term Sheet, including any Definitive Documents, that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3 of the Plan Support Agreement. Failure to reference such rights and obligations as it relates to any document referenced in this Plan Term Sheet shall not impair such rights and obligations.
Tax Matters	The Parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax-efficient and cost-effective manner for the Debtors and to preserve the real estate investment trust structure of Uniti Group, Inc.; provided, that such structure shall be reasonably acceptable to the Debtors, the Required Consenting Creditors and the Requisite Backstop Parties.
Vesting of Debtors’ Property	The property of each Debtor’s estate shall vest in each respective Reorganized Debtor on and after the Plan Effective Date free and clear (except as provided in the Plan) of liens, claims, charges, and other encumbrances.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	DIP Claims	On the Plan Effective Date, each holder of an Allowed DIP Claim shall receive payment in full in cash.	N/A
N/A	Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive payment in full in cash.	N/A

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
N/A	Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims	On the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option, in consultation with the Required Consenting Creditors and the Requisite Backstop Parties: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept
Class 2	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept
Class 3	First Lien Claims	On the Plan Effective Date, each holder of an Allowed First Lien Claim shall receive its pro rata share of: (a) 100% of the New Common Stock, subject to dilution on account of the Rights Offering, the Backstop Premium, and the Management Incentive Plan; (b) cash in an amount equal to the sum of (i) the Distributable Exit Facility Proceeds, (ii) the Distributable Flex Proceeds, (iii) the cash proceeds of the Rights Offering, and (iv) all other cash held by the Debtors as of the Plan Effective Date in excess of the Minimum Cash Balance; (c) the Distributable Subscription Rights; and (d) as applicable, the First Lien Replacement Term Loans.	Impaired / Entitled to Vote
Class 4	Midwest Notes Claims	On the Plan Effective Date, each holder of an Allowed Midwest Notes Claim shall receive its pro rata share of the Midwest Notes Exit Facility Term Loans, the principal amount of which shall in no event exceed $100 million.	Impaired / Entitled to Vote

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class 5	Second Lien Claims

If holders of Allowed Second Lien Claims vote as a class to accept the Plan, on the Plan Effective Date, each holder of an Allowed Second Lien Claim shall receive cash in an amount equal to $0.00125 for each $1.00 of Allowed Second Lien Claims.

If holders of Allowed Second Lien Claims vote as a class to reject the Plan, on the Plan Effective Date, each holder of an Allowed Second Lien Claim shall receive treatment consistent with section 1129(a)(7) of the Bankruptcy Code.

Impaired / Entitled to Vote
Class 6A	Obligor General Unsecured Claims

If holders of Allowed General Unsecured Claims against Obligor Debtors vote as a class to accept the Plan, on the Plan Effective Date, each holder of an Allowed General Unsecured Claim against any Obligor Debtor shall receive cash in an amount equal to $0.00125 for each $1.00 of such Allowed General Unsecured Claims.

If holders of Allowed General Unsecured Claims against Obligor Debtors vote as a class to reject the Plan, on the Plan Effective Date, each holder of such an Allowed General Unsecured Claim against any Obligor Debtor shall receive treatment consistent with section 1129(a)(7) of the Bankruptcy Code.

Impaired / Entitled to Vote
Class 6B	Non-Obligor General Unsecured Claims	On the later of the Plan Effective Date or the date that such Allowed General Unsecured Claim becomes due in the ordinary course of the Debtors’ or Reorganized Debtors’ business, each holder of an Allowed General Unsecured Claim against any Non-Obligor Debtor shall, at the election of the Requisite Backstop Parties, in consultation with the Debtors, be (a) Reinstated or (b) paid in full in Cash.	Unimpaired / Deemed to Accept
Class 7	Intercompany Claims	On the Plan Effective Date, each Allowed Intercompany Claim shall be Reinstated, distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors in consultation with the Required Consenting Creditors and Requisite Backstop Parties.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class 8	Intercompany Interests Other Than in Windstream	Intercompany Interests shall receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 9	Interests in Windstream	On the Plan Effective Date, each holder of an Interest in Windstream shall have such Interest cancelled, released, and extinguished without any distribution.	Impaired / Deemed to Reject

GENERAL PROVISIONS REGARDING THE PLAN
Subordination	The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.
Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to consummate the Plan and the Restructuring Transactions therein. On the Plan Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.
Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Plan Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.
Issuance of New Securities; Execution of the Definitive Documents	On the Plan Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

GENERAL PROVISIONS REGARDING THE PLAN
Executory Contracts and Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code. No executory contract or unexpired lease shall be assumed or rejected without the written consent of the Required Consenting Creditors and the Requisite Backstop Parties. For the avoidance of doubt, cure costs may be paid in installments following the Plan Effective Date in a manner consistent with the Bankruptcy Code.
Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims that the Debtors resolve or compromise after the Plan Effective Date), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.
Releases by the Debtors	Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Plan Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted by or on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity,

GENERAL PROVISIONS REGARDING THE PLAN
based on or relating to or in any manner arising from in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Rights Offering, the New Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Backstop Commitment Agreement, the Disclosure Statement, the DIP Facility, the Rights Offering, the New Exit Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.
Releases by Holders of Claims and Interests	As of the Plan Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement, the Backstop Commitment Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Rights Offering, the New Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the DIP Facility, the Rights Offering, the New Exit Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date.
Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the DIP Facility, the Rights Offering, the New Exit Facility, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the DIP Facility, the Rights Offering, the New Exit

GENERAL PROVISIONS REGARDING THE PLAN
Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
Injunction	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
Releasing Parties, Released Parties, and Exculpated Parties	As used in this Plan Term Sheet, the term “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Consenting Creditors; (b) the Backstop Parties; (c) the Uniti Parties; (d) the indenture trustees and administrative agents under the Debtors’ prepetition Secured credit agreement and secured notes indentures; (e) the DIP Lenders; (f) the DIP Agent; and (f) with respect to each of the Debtors, the Reorganized

GENERAL PROVISIONS REGARDING THE PLAN

Debtors, and each of the foregoing Entities in clauses (a) through (f), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

As used in this Plan Term Sheet, the term “Releasing Parties” means, collectively, (a) the Consenting Creditors; (b) the Backstop Parties; (c) the Uniti Parties; (d) the indenture trustees and administrative agents under the Debtors’ prepetition Secured loans and notes; (e) the DIP Lenders; (f) the DIP Agent; (g) all holders of Claims or Interests that vote to accept or are deemed to accept the Plan; (h) all holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (i) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; and (j) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (i), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.

As used in this Plan Term Sheet, the term “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (c) the Consenting Creditors; (d) the DIP Lenders; (e) the DIP Agent; (f) the Backstop Parties; and (g)  with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Governance	The new board of directors of Reorganized Windstream (the “New Board”) shall be appointed by Requisite Backstop Parties and the identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing. Corporate governance for Reorganized Windstream and its subsidiaries, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “New Organizational Documents”), shall be consistent with this Plan Term Sheet and section 1123(a)(6) of the Bankruptcy Code and shall be consistent with the terms and conditions to be set forth in a term sheet (the “Governance Term Sheet”) to be mutually agreed by Requisite Backstop Parties on or before March 15, 2020.
Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law. Registration rights, if any, to be provided to the Backstop Parties and the Required Consenting First Lien Creditors will be set forth in the Governance Term Sheet.
Employment Obligations	Pursuant to the Plan Support Agreement and this Plan Term Sheet, the Consenting Creditors consent to the continuation of the Debtors’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs and any motions in the Bankruptcy Court for approval thereof. On the Plan Effective Date, the Debtors shall assume all employment agreements, indemnification agreements, or other agreements entered into with current and former employees as set forth in the Plan Supplement.
Indemnification Obligations	Consistent with applicable law, all indemnification provisions in place as of the Plan Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall survive the effectiveness of the Restructuring Transactions on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Plan Effective Date.
Management Incentive Plan	The Parties agree there will be a customary management incentive plan, the terms of which are under discussion and will be set forth, at the latest, in the Plan Supplement (the “Management Incentive Plan”).
Retained Causes of Action	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions outlined in this Plan Term Sheet and implemented pursuant to the Plan.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Conditions Precedent to Restructuring

The following shall be conditions to the Plan Effective Date (the “Conditions Precedent”):

(a)       the Bankruptcy Court shall have entered the Confirmation Order, which shall:

(i)       be in form and substance consistent with the Plan Support Agreement;

(ii)       authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(iii)       decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iv)       authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, including the Rights Offering; (b) issue the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan, including cash and the New Common Stock; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the New Exit Facility and the Management Incentive Plan;

(v)       authorize the implementation of the Plan in accordance with its terms; and

(vi)       provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax;

(b)       the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(c)       the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

manner consistent in all material respects with the Plan Support Agreement, this Plan Term Sheet, and the Plan;

(d)       the Plan Support Agreement shall remain in full force and effect and shall not have been terminated;

(e)       the final order approving the DIP Facility shall remain in full force and effect;

(f)       the Bankruptcy Court shall have entered the BCA Approval Order;

(g)       the Backstop Commitment Agreement shall remain in full force and effect and shall not have been terminated;

(h)       the Rights Offering shall have been consummated and shall have been conducted in accordance with the procedures set forth in the Plan;

(i)       the Uniti Transactions shall have been consummated;

(j)       the documentation related to the New Exit Facility shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Plan Effective Date) to the effectiveness of the New Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of each of the New Exit Facility and the closing of the New Exit Facility shall have occurred;

(k)       all actions, documents, certificates, and agreements necessary to implement the Plan (including any documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units, in accordance with applicable laws and shall comply with the consent rights set forth in the Plan Support Agreement;

(l)       all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

(m)       all professional fees and expenses and of the advisors to the Consenting Creditors and the Backstop Parties shall have been paid in full in accordance with the Plan Support Agreement; and

(n)       the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in this Plan Term Sheet in a manner consistent with the Plan Support Agreement, this Plan Term Sheet, and the Plan.

Waiver of Conditions Precedent to the Plan Effective Date	The Debtors, with the prior consent of the Required Consenting Creditors and the Requisite Backstop Parties, may waive any one or more of the

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Conditions Precedent to the Plan Effective Date; provided that any waiver of (i) above shall also require the the prior consent of the Uniti Parties.

EXHIBIT D

 Uniti Term Sheet

Uniti Term Sheet1

Financial Terms

Uniti GCI Commitment

•      Uniti commits to fund up to an aggregate of $1.75 billion of Growth Capital Improvements (“GCI”) through December 2029 based on the following calendar year schedule:

o       Year 1: $125 million[2]

o       Years 2-5: $225 million per year

o       Years 6-7: $175 million per year

o       Years 8-10: $125 million per year

•      “GCI” means long-term, value-accretive fiber and related assets (including buildings, conduit, poles, easements, right of ways, permits and fixed wireless towers) in ILEC and CLEC territories owned by Uniti and leased by Windstream consistent with the historical categorization of fiber and other TCI Replacements in the current Master Lease; provided that, for the avoidance of doubt, GCIs shall not include copper Tenant Capital Improvements as defined in the Master Lease or maintenance and repair capex or opex and shall not include CLEC fiber to CLEC fiber replacements in excess of $70 million in the aggregate from the Effective Date to April 30, 2030[3] and shall only include capital improvements that qualify as “real property” for purposes of section 856 of the Internal Revenue Code, which shall include any capital improvements specifically listed as “real property” in the IRS private letter ruling received by Windstream in connection with the original spin-off of Uniti and such assets included on a schedule to the definitive lease agreements

•      Windstream may credit any cumulative GCI expenditures in excess of the foregoing annual amounts towards the reimbursable amount in a subsequent period, or roll unspent annual GCI into the following annual funding period (including the period from January 1, 2030 – April 30, 2030) but not into any renewal term, provided that in no calendar year will Uniti’s funding commitment exceed $250 million, subject to payment terms for Year 1 as set forth in footnote 2

•      With respect to each installment of funds constituting GCI funding by Uniti (each such installment, a “Funded Amount”), beginning on the date that is 12 months following each such funding disbursement by Uniti (the “In Service Date”) and ending on April 30, 2030, rent on such Funded Amount (the “GCI Rent”) will accrue at the Annualized

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[1]	Unless otherwise noted, capitalized terms used and not immediately defined herein shall have the meanings ascribed to them at a later point in this Term Sheet, the current Master Lease between Holdings and Uniti, or the agreement to which this Term Sheet is attached.

[2]	For avoidance of doubt, Year 1 means calendar year 2020 and if Windstream emerges from bankruptcy after September 30, 2020, GCI expenditures incurred by Windstream prior to emergence will be reimbursed by Uniti within 12 months post emergence, starting in the month following the date of emergence and in equal monthly installments in accordance with the payment terms herein. If Windstream emerges prior to September 30, 2020, Uniti shall reimburse all GCI expenditures incurred by Windstream prior to emergence at emergence.

[3]	The Parties acknowledge and agree that expenditures incurred before the Effective Date in connection with CLEC to CLEC fiber replacements are eligible for reimbursement as GCIs, subject to the $70 million aggregate limit set forth herein

Capitalization Rate (as defined below):

o      The Annualized Capitalization Rate for any given Funded Amount will be 8.0% payable beginning one year following the In Service Date of such Funded Amount

o      For any given Funded Amount, the Annualized Capitalization Rate will be 100.5% of the Annualized Capitalization Rate for such Funded Amount as of the same month during the preceding year[4]

•      GCI commitments will be subject to GCI Review Standards and Windstream maintaining ongoing lease compliance

For GCI fiber deployments in CLEC territories that have previously been identified to Uniti in Windstream’s GCI forecast only, Uniti will have the option to require that such deployment be engaged in jointly, with both Windstream and Uniti deploying the new fiber.  In these instances, Uniti agrees to fund 50% of the total cost to deploy the CLEC fiber, with any strands in excess of the original count contemplated by Windstream to be owned and operated by Uniti.  An initial payment will be made by Uniti at the beginning of the construction project based on costs agreed upon by the Parties and Uniti will bear 50% of the total cost of any overage therefrom, which will be paid by Uniti upon completion of the project.  For the remaining 50% of costs related to these GCI fiber deployments, such costs and expenditures will be included in the GCI program described above.  The Parties agree that any fiber strands paid for by Uniti, and owned and operated by Uniti, will be excluded from the Renewal Rent.

Equipment Loan Program

•      During the GCI funding period (including January – April 2030), and in lieu of GCI commitments, Uniti will provide up to $125 million in the aggregate in the form of loans for equipment purchases by Windstream that Windstream demonstrates in reasonable detail is related to network upgrades or customer premises equipment to be used in connection with the operation of assets subject to either Lease; provided that, and subject to footnote 2, Uniti’s total funding commitment in any calendar year for both GCIs and equipment loans will not exceed $250 million and the equipment loan commitment will not exceed $25 million in any single year

•      Uniti will have a first lien on the equipment purchased via this program and financing documents will contain other customary terms and other conditions

•      Interest shall accrue at 8%

•      Windstream will repay the amounts outstanding on equipment loans without incurring any early prepayment penalties and otherwise on customary terms and conditions for similar financing transactions; provided that the Parties agree to use commercially reasonable efforts to enter into terms that provide for repayment of the equipment loans at a date that is the earlier of: (i) the expiration or earlier termination of the ILEC Lease or the CLEC Lease, as applicable; (ii) the later of (a) extinguishment of the useful life

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[4]	For the avoidance of doubt, the Annualized Capitalization Rate for any given Funded Amount will be: 8.0000%, 8.0400%, 8.0802%, 8.1206%, 8.1612%, 8.2020%, 8.2430%, 8.2842%, 8.3257%, and 8.3673% for months 1-12, 13-24, 25-36, 37-48, 49-60, 61-72, 73-84, 85-96, 97-108, and 109-120, respectively, following the In Service Date of such Funded Amount, but in no event will any GCI Rent accrue beyond April 30, 2030.

•      of the assets or (b) the retirement of such assets from in-service; or (iii) April 30, 2030

All equipment loans will be cross-defaulted with the ILEC Lease and/or the CLEC Lease, as applicable, so long as Windstream is the tenant under the ILEC Lease and/or the CLEC Lease

GCI Payment Terms

•      On the 15th calendar day of each month, Windstream will provide Uniti a GCI report for the ILEC and CLEC Leases for the prior month and the amount of reimbursement Windstream seeks (“Requested Funding Amount”). For purposes of clarification, GCI funding shall be a reimbursement of actual costs incurred by Windstream

•      Within 30 days after Windstream submits the Requested Funding Amount and the required supporting documentation[5] to Uniti, Uniti will pay to Windstream the Requested Funding Amount for the prior month

•      The Annualized Capitalization Rate will be payable by Windstream to Uniti on the 5th Business Day of each month following the first anniversary In Service Date for such Funded Amount

•      Title to any assets funded pursuant to the Uniti GCI commitment will be owned by Uniti upon such funding

Asset Purchase Terms

•      Uniti shall consummate a sale of common stock yielding proceeds at least equal to, and Uniti shall pay to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties (as defined in the Backstop Commitment Agreement) $244,549,865.10 in cash (the “Purchase Amount”), which shall be funded through and conditioned upon the closing of a purchase of Uniti common stock yielding net cash proceeds to Uniti equal to or in excess of such amount (the “Uniti Stock Sale”)

•      Uniti will acquire the following:

o      Windstream dark fiber IRU contracts currently generating an estimated $21 million of EBITDA; and reversion of rights to 1.8 million Uniti-owned Windstream-leased (“UOWL”) fiber strand miles

▪  1.8 million UOWL fiber strand miles consists of 1.4 million unutilized fiber strand miles and 0.4 million fiber strand miles associated with dark fiber IRU contracts transferred from Windstream to Uniti

o      Uniti will pay to Windstream operating & maintenance (“O&M”) equal to $350 per route mile on any additional route miles sold above and beyond the route miles currently utilized by dark fiber IRU contracts

o      Uniti will report new sales, including fiber strand metrics, on a monthly basis to Windstream by the 15th day of each month for the prior month’s results

•      Uniti will also acquire (the “Fiber IRU Acquisition”):

o      Certain Windstream-owned assets (the “Acquired Assets”) and certain fiber IRU contracts currently generating $8 million of annual EBITDA at a purchase price of $40 million in cash paid up front at the Effective Date to the subsidiary

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[5]	Forms of supporting documentation to be agreed in connection with definitive documentation.

or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties

o      The Acquired Assets consist of 0.4 million Windstream-owned fiber strand miles covering 4,100 route miles, subject to a grant of an IRU to Windstream described below on currently utilized Windstream strands and incremental retained strands:

▪  Consists of 0.3 million unutilized fiber strand miles and 0.1 million fiber strand miles associated with dark fiber IRU contracts

▪  Uniti to pay Windstream O&M equal to $350 per route mile on any route miles sold after the Effective Date, provided that Uniti will not pay O&M associated with the dark fiber IRU contracts transferred to Uniti

▪  Uniti will report new sales, including fiber strand metrics, monthly to Windstream by the 15th day of each month for the prior month’s results

•      In connection with the foregoing acquisitions by Uniti:

o      Windstream will retain 12 fiber strands beyond what Windstream is utilizing today; provided, that if there are less than 24 unused fiber strands in a particular segment, Windstream and Uniti will split such fiber strands in accordance with Schedule A

o      The Renewal Rent during each Renewal Period will exclude the 1.4 million fiber strand miles and the 0.4 million fiber strand miles associated with UOWL dark fiber IRU contracts

In the event that the Fiber IRU Acquisition is consummated, for the Acquired Assets only, Uniti will grant Windstream a 20-year, zero cost, IRU for the strands currently utilized plus incremental retained strands

Cash Transfer

•      Uniti will pay to the subsidiary or subsidiaries of Windstream designated by the mutual agreement of the Debtors, the Required Consenting First Lien Creditors, and the Requisite Backstop Parties $490,109,111 in 20 equal consecutive quarterly installments beginning on the 5th business day of the first month following the Effective Date (the “Cash Payments”)

•      At Uniti’s option, any of the Cash Payments falling due on or after one year following the Effective Date may be prepaid. Prepayments will be discounted at a 9% rate consistent with Schedule B

Non-Financial Terms

Parties

•      Windstream Holdings, Inc. (“Holdings”), Windstream Services, LLC (“Services”), the direct and indirect subsidiaries of Services, and their successors, assigns, transferees, and subtenants, as applicable (collectively, “Windstream”), and/or one or more entities formed to acquire all or a portion of the assets of any of the foregoing as tenants, subject to any regulatory limitations

•      Landlord(s) same as current Master Lease

Effective Date	• Promptly upon entry of an order approving the agreements described herein (the “Agreement”) and the satisfaction of all “true lease” and REIT compliance (the “Effective Date”), but in no event later than Windstream’s emergence from Chapter 11
Master Lease Structure/ Terms

•      Current Master Lease to be bifurcated into structurally similar but independent agreements governing the ILEC Facilities and the CLEC Facilities (the “ILEC Lease” and the “CLEC Lease,” respectively, and, together the “Leases,” and, each individually, a “Lease”)

o       Certain CLEC copper assets will be included in the ILEC Lease[6]

o       Leases shall not contain any change of control[7] restrictions (other than as provided herein)

o       Cross-default or cross-acceleration provisions relating to Windstream’s indebtedness will fall away upon assignment, transfer, or change of control

•      All assignment, transfer, change of control, and similar provisions in the current Master Lease shall be amended and restated in each ILEC and CLEC Lease to provide that Windstream will be permitted to assign, sell, or otherwise transfer (whether in a standalone transaction, in connection with a sale of assets or equity interests, or otherwise) any of its interests in any or both of the ILEC Lease or the CLEC Lease to any entity (or any direct or indirect subsidiary or subsidiaries of such entity) that, at the time of notification of such assignment, sale, or transfer, (a) if such entity has a corporate family rating, has a corporate family rating of not less than the rating required such that the Incurrence Leverage Covenant and Maintenance Leverage Covenant do not apply to Windstream hereunder, or if such entity does not have a corporate family rating, has a total leverage ratio in compliance with the Incurrence Leverage Covenant, (b) has a net worth (exclusive of the Leased Property under such transferred Lease(s)), as calculated in accordance with GAAP, on a pro forma basis, of no less than $600 million, or (c) has an equity market capitalization, on a pro forma basis, of no less than $300 million (the “Amended Transfer Restrictions”); provided that any transfer, sale or conveyance must also satisfy REIT requirements and receive regulatory approvals, if any

•      The ILEC Lease and CLEC Lease to be cross-defaulted and cross-guaranteed so long as the tenants under both Leases are affiliates of Windstream, which provisions shall automatically terminate upon any sale, conveyance, or other transfer in accordance with the Amended Transfer Restrictions; provided that if both Leases are transferred to the same assignee(s), the Leases will be cross-defaulted and cross-guaranteed

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[6]	Representing approximately $29 million of allocated annual payments under the current Master Lease per current data.

[7]	For purposes of this Term Sheet, the term “change of control” shall include the “Change In Control” provisions under the current Master Lease.

•      Aggregate rent of ILEC Lease and CLEC Lease to be equivalent to the rent payments under the current Master Lease through the initial term as set forth on Schedule C, it being understood that the Parties will negotiate in good faith such modifications to Schedule C as may be necessary in order to permit the True Lease Opinions to be given as described in “Tax Matters” below

•      Windstream may request that Uniti (such request not to be unreasonably withheld) sell non-core assets in ILEC territories, subject to an annual cap of $10 million on proceeds, a portion of which will be remitted to Windstream in consideration of its leasehold interest in the sold assets and rent under the ILEC Lease not being reduced; provided that the portion remitted to Windstream will be calculated as the net present value of the remaining rent in the initial term of the ILEC Lease for the asset sold, with said rent calculated by multiplying a total capitalization rate of 8.7% by the sale price for the asset; the Parties will agree on a rate if the ILEC Lease is renewed, if necessary

•      Windstream or any successor, assign, or subtenant will be permitted to sell Fiber IRUs or lease dark fiber services in ILEC and CLEC territories with term dates that extend beyond the then current term of the Lease, subject to (i) an annual cap on all such sales or leases of $10 million in gross proceeds or revenue (no more than $5 million of which may be in CLEC territories), (ii) the requirement that any Windstream successor, assign, or subtenant, reimburse Uniti at termination of the ILEC Lease or CLEC Lease the proportionate amount of IRU proceeds received relative to remaining term of the IRU at lease termination, and (iii) the requirement that such IRU or sublease does not result in a deemed sale of the assets underlying such IRU or sublease for U.S. federal income tax purposes; provided, that Windstream shall be permitted to enter into Fiber IRUs under the ILEC Lease in excess of the annual caps specified in the immediately preceding clause (i) and, for such IRUs, the current subletting provisions of the Master Lease shall apply and, further, Windstream agrees to remit to Uniti the proportionate amount of the proceeds relative to the remaining terms of the ILEC Lease and the agreement within 30 days of receipt of the proceeds by Windstream

•      Requirement to maintain Leased Property and Tenant’s Property under Section 9.1 of current Master Lease will be terminated for (i) any asset Tenant has retired and replaced with a TCI Replacement; and (ii) all other retired assets with an aggregate valuation not to exceed $15 million per year or as otherwise consented to by Uniti; provided that, at Landlord’s written request, Tenant shall continue to maintain any such asset at Landlord’s sole cost and expense; provided, further, that Tenant shall be responsible for any liability resulting from the failure to maintain such retired copper asset; and provided, further, that all regulatory obligations have been satisfied by Tenant

Uniti will be prohibited from competing in Windstream ILEC territories (for purposes of clarification, selling dark fiber or lit transport and building long haul routes with no laterals or extensions in a Windstream ILEC territory shall not be deemed competitive, but selling services originating or terminating traffic in said territories shall be deemed competitive), and, for avoidance of doubt, “Uniti” refers to Landlord and its affiliates, including Uniti Group Inc., and all existing, acquired, or newly-formed direct or indirect subsidiaries of Uniti Group Inc., any entities in common control with any such entity, and their respective successors and assigns, during the initial Term and all renewal terms of the ILEC Lease

Uniti and its affiliates shall cease pursuing franchises in Windstream’s ILEC territories, and shall include a schedule of all franchises currently held by Uniti and its affiliates in Windstream’s ILEC territories
Windstream Financial Covenants

Exit Financing as of Emergence

As of the date of emergence, on a pro forma basis giving effect to Windstream’s emergence (including the repayment, discharge, or extinguishment of any Indebtedness[8] and the incurrence of any new Indebtedness), Windstream’s total leverage ratio[9] will not exceed 3.00x. For the avoidance of doubt, for the foregoing test, amounts payable in cash on account of contract cures, lease cures, or administrative expenses, and/or amounts to be paid to holders of allowed general unsecured claims after emergence, in each case payable upon completion of the applicable claims resolution process before the Bankruptcy Court, shall not be considered Indebtedness.

Lease Financial Covenants

The ILEC Lease and the CLEC Lease will contain the following covenants:

Windstream and its subsidiaries cannot incur any Indebtedness[10] (other than (a) refinancing Indebtedness in a principal amount not exceeding the sum of (x) the principal amount of the Indebtedness refinanced, (y) the accrued and unpaid interest on such Indebtedness refinanced and any other amounts owing thereon, and (z) any customary costs, fees, or expenses incurred in connection with such refinancing or (b) drawings under its third party syndicated revolving credit facility, in an amount not to exceed $750 million (the “RCF Facility”)), if its total leverage ratio, pro forma for the incurrence of such Indebtedness, would exceed  3.00x (such covenant, the “Incurrence Leverage Covenant” and, such ratio, the “Incurrence Leverage Ratio”). Failure to comply with the Incurrence Leverage Covenant will constitute an event of default and Uniti will not be required to comply with its GCI commitment obligations following any such breach

If at any time (a) Windstream’s total leverage ratio exceeds 3.50x (the “Maintenance Leverage Covenant”) and (b) Windstream or any of its subsidiaries takes any of the following actions, an event of default will have occurred and Uniti will not be required to comply with its GCI commitment obligations following any such breach:

____________________

[8]	For purposes of the financial covenants, except where otherwise specified, “Indebtedness” will be defined to consist of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, bonds, debentures or similar obligations, (iii) unpaid reimbursement obligations in respect of any drawn letter of credit and (iv) lease liability under finance leases on Windstream’s consolidated balance sheet prepared in accordance with GAAP (excluding right of use liabilities pursuant to GAAP in accordance with ASU No. 2018-11, Topic 842). If at any time any change in GAAP would affect the computation of any leverage ratio or requirement contained herein, and either Windstream or Uniti shall so request, Windstream and Uniti shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

[9]	When used in this Term Sheet, “total leverage ratio” will be calculated as the ratio of (i) Indebtedness (net of cash and cash equivalents to the extent that such cash and cash equivalents exceed $75 million at such time) to (ii) LTM EBITDA (with customary adjustments).

[10]	To include (x) Indebtedness as defined in footnote 8 and (y) any guarantee of indebtedness incurred by third parties.

•      incur any Indebtedness[11] (other than refinancing Indebtedness in a principal amount not exceeding the sum of (x) the principal amount of the Indebtedness refinanced, (y) the accrued and unpaid interest on such Indebtedness refinanced and any other amounts owing thereon, and (z) any customary costs, fees, or expenses incurred in connection with such refinancing);

•      make any dividends on its capital stock or repurchase any stock (other than dividends by subsidiaries of Windstream), or prepay any unsecured debt;

•      make (a) any acquisitions or (b) investments, other than investments (1) in consolidated subsidiaries existing before the applicable date of Windstream’s non-compliance with the Maintenance Leverage Covenant and customary permitted investments, (2) in joint ventures in existence prior to the date of the applicable non-compliance with the Maintenance Leverage Covenant (and not created in contemplation thereof), or (3) with the consent of Uniti (not to be unreasonably withheld); provided that Windstream may make any acquisition if, on a pro forma basis (including customary pro forma cash cost savings adjustments as long as such adjustments are factually supportable, expected to be realized within fifteen months and do not exceed, in the aggregate, 17.5% of EBITDA (calculated before giving effect to such adjustments)), its total leverage ratio would be lower than immediately prior to such acquisition; or

•      enter into any transaction with any investor in Windstream (or any entity controlled by any such investor) who has one or more of its representatives on the Windstream Board of Directors, unless (i) Uniti consents to the entry into such transaction (such consent not to be unreasonably withheld) or (ii) such transaction is (x) in the ordinary course of business or (y) to continue or renew management, consultancy, or advisory services pursuant to any engagement entered into before the applicable date of Windstream’s non-compliance with the Maintenance Leverage Covenant on the same terms as before the applicable date of such non-compliance (it being understood that, solely with respect to clause (y), any such agreements, whether entered into before or after the applicable date of such non-compliance, shall be on terms consistent with those that would be obtained at arms’-length and shall be approved by disinterested directors)

If (a) any bankruptcy event of default (which, in the event of an involuntary bankruptcy, shall occur only upon issuance of an order for relief or on the 60th day following commencement of the case if the case shall not have been dismissed at such time), or (b) any payment event of default or any other event of default under any Material Indebtedness (as defined in the Master Lease) has occurred and, in the case of clause (b), such event of default has not been waived or cured, such event of default shall constitute an event of default under the Leases and Uniti will not be required to comply with its GCI commitment obligations following any such breach

Notwithstanding anything to the contrary herein, the Leases shall provide that the Incurrence Leverage Covenant and the Maintenance Leverage Covenant shall not apply at any time that Windstream maintains a corporate family rating of not less than (i) “B2” (stable) by Moody’s and (ii) either “B” (stable) by S&P or “B” (stable) by Fitch. Windstream must provide to Uniti (i) periodic certifications with respect to the foregoing covenants and (ii) copies of all information and certifications required to be provided to Windstream’s lenders under the RCF Facility (both subject to confidentiality provisions consistent with those governing the sharing of information with lenders under such facility)

 ______________________

[11]	To include (x) Indebtedness as defined in footnote 8 and (y) any guarantee of indebtedness incurred by third parties.

Rent Offset

•      In the event Uniti defaults on or otherwise fails to timely satisfy the required funding of any GCI project, the equipment loan program, the Cash Payments, or any other payment obligation agreed to as part of the transactions contemplated hereby and Windstream is in compliance with the terms of the ILEC Lease and CLEC Lease, then any amounts remaining unfunded after 30 days shall be automatically deducted from the subsequent rent payment or payments (as necessary) otherwise owed by Windstream (provided that Windstream shall, to the extent not stayed or prohibited by applicable law, provide notice to Uniti of any default or failure triggering an offset right within the 30 days prior to the occurrence of the resulting offset)

•      Any GCI for which Windstream offsets rent payments shall become assets owned by Uniti and shall be constructed and otherwise comply with all terms and conditions of the applicable Lease as if such GCI was funded by Uniti

Transfer Rights / Uniti Securitization Rights

•      ILEC Lease and CLEC Lease will permit each of Uniti and Windstream to transfer its respective rights and obligations under the applicable Lease (including future GCI funding that will not exceed the “pro rata portion” – as such phrase will be more particularly defined in the Leases – of GCI funding in connection with either Lease), and will allow Uniti to otherwise monetize or encumber the applicable Lease, except that Uniti will not be permitted to transfer its interest in either Lease to a Windstream Competitor

•      Windstream and Uniti to cooperate regarding any contemplated (i) assignments, transfers, or sales or (ii) securitization, participation, or other monetization of Lease rents, and the Leases will include customary provisions to affect such transactions

Credit Rating Reports / Preview Reports	• Windstream and Uniti will use reasonable efforts to assist the other in its credit rating agency process, including providing information as requested
General

•      The Parties agree to mutual releases from any and all liability related to all legal claims and causes of action

•      Thresholds and other relevant provisions of the Master Lease will be conformed to the bifurcation of the Master Lease into the ILEC Lease and the CLEC Lease and other terms herein

•      The Parties agree that Uniti has no consent rights over Windstream’s business plan, including Windstream’s network deployment strategies, except for compliance with GCI Review Standards for GCI funding where IRR[12] is below 9%, provided that Windstream can make investments of up to $60mm (the “Sub-Hurdle Allocation”) per year through 2029 toward projects with an IRR below 9% without Uniti’s consent, provided, further, that RDOF and any similar federal or state broadband subsidies are deemed subsidies in calculating project IRR

•      The Parties will agree that neither they nor any of the members of their respective management or boards of directors will directly (or indirectly on their express instruction) make, publish or issue (or cause to be made, published or issued) any statement or communication (whether written, oral or otherwise) in any form of media

___________________

[12]	“IRR” means unlevered IRR as calculated using a model approved and certified annually by the Windstream Board of Directors, a live copy of which is delivered to Uniti.

that (i) in the case of Uniti, disparages Windstream or members of Windstream’s management or board of directors and (ii) in the case of Windstream, disparages Uniti or members of Uniti’s management or board of directors

•      Statements or communications (whether written, oral or otherwise) made, published or issued in any form of media in any of the following circumstances will not be considered disparaging:

o       providing truthful and complete required legal testimony;

o       responding truthfully and completely to formal requests for information; or

o       making truthful and complete disclosures,

so far as necessary or advisable to enable either Party to comply with applicable law, regulation or statute in connection with or arising out of a court, arbitral, administrative or regulatory investigation or proceeding of competition jurisdiction

Uniti agrees to keep confidential any information provided by Windstream regarding GCI expenditures for the following year or any projections for multi-year periods and any information regarding compliance with financial covenants, until Windstream publicly discloses such information in accordance with applicable law; provided that (i) Uniti may use such information in preparing its own projections and guidance that it shares with rating agencies, financing sources, and the public market and (ii) Uniti may share such information with its accountants, attorneys and other advisors who are subject to confidentiality arrangements

Tax Matters

•      Certain Representations and Covenants

o       In connection with the entry into definitive agreements regarding the transactions contemplated in this Term Sheet, Uniti and Windstream each will represent to the other that, to its knowledge after reasonable diligence and consultation with its professional advisors, it is not then aware of any fact or circumstance that would prevent the True Lease Opinions or the REIT Opinion (each, as defined below) from being rendered in connection with the consummation of the Agreement, subject to enumerated conditions, assumptions, or exceptions to be resolved as promptly as practicable after entry into a definitive agreement regarding the transactions contemplated in this Term Sheet

o       Each of Uniti and Windstream shall make available, and shall use its reasonable best efforts to cause its professional advisors, including its counsel and its appraisers, to make available to the other party and its professional advisors on a reasonable basis such information, including underlying diligence materials, regarding the status and substance of the first party’s professional advisors’ analysis of true lease and REIT issues, including the analysis performed by the appraiser, as the other party may reasonably request; provided that to the extent any relevant information is determined by Uniti in its sole discretion to be commercially sensitive, advisors to Uniti and Windstream shall determine whether such materials should be shared on an “advisors only” basis; provided, further, that Uniti will not be required to share materials subject to attorney-client privilege or a confidentiality obligation owed to a third party

•      True Lease Opinion

o      As a condition precedent to the effectiveness (but not the approval) of the Agreement, either:

▪  Uniti must receive an opinion to the effect that each of the CLEC Lease and the ILEC Lease “should” be a “true lease” for U.S. federal income tax purposes from a nationally recognized accounting or law firm of Uniti’s choice (the “True Lease Opinions” and such accounting or law firm the “Uniti Tax Advisor”); or

▪  If the Uniti Tax Advisor determine that it cannot deliver the True Lease Opinions, and Windstream, after consultation with its advisors, believes that the True Lease Opinions should be able to be delivered, the issue shall be submitted for consideration by a nationally recognized law firm or accounting firm that is mutually acceptable to both Uniti and Windstream (the “Alternative Tax Advisor”) and, if such Alternative Tax Advisor agrees to issue U.S. federal income tax opinions to the effect that each of the CLEC Lease and the ILEC Lease “should” constitute a “true lease,” such opinions shall be treated as the True Lease Opinions satisfying this condition

o      Uniti and Windstream agree that each of them, and their officers and employees, will use best efforts to cause the True Lease Opinions to be issued promptly; provided that Uniti promptly will engage a nationally recognized accounting or valuation firm (the “Appraiser”) to undertake valuation, appraisal and other analysis incidental thereto in order to facilitate the issuance of the True Lease Opinions; provided, further, that Uniti will reasonably request of the Appraiser that the terms of the Appraiser’s engagement shall allow Windstream to rely upon any of the Appraiser’s reports for its own analysis of the status of each of the ILEC Lease and the CLEC Lease as a “true lease”; provided, further, that the Appraiser’s refusal to grant or grant without conditions such reasonable request shall not preclude Uniti from engaging such Appraiser

•      Uniti Go-Forward REIT Status

o      As a condition precedent to the effectiveness (but not the approval) of the Agreement, either

▪ Uniti must receive an opinion from a nationally-recognized accounting or law firm of its choice (the “Uniti REIT Advisor”) to the effect that Uniti will, after the effectiveness of all of the transactions herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which the Agreement becomes effective, and that Uniti’s then current method of operation, including the future effect of the transactions herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT (a “REIT Opinion”); or

▪ If the Uniti REIT Advisor determines that it cannot deliver the REIT Opinion, and Windstream, after consultation with its advisors, believes that the REIT Opinion should be able to be delivered, the issue shall be submitted for consideration by a nationally recognized law firm that is mutually acceptable to both Uniti and Windstream and that has agreed to act prospectively as Uniti’s advisor on REIT qualification matters (the “Alternative REIT Advisor”) and, if such Alternative REIT Advisor agrees to issue an opinion to the effect that Uniti will, after the effectiveness of all of the transactions herein, continue to meet the requirements for qualification and taxation as a REIT for the year in which the Agreement becomes effective, and that Uniti’s then current method of operation, including the future effect of the transactions herein, will enable it to continue to meet the requirements for qualification and taxation as a REIT, such opinion shall be treated as the REIT Opinion satisfying this condition

o      Uniti and Windstream agree that each of them, and their officers and employees will use best efforts to cause the REIT Opinion to be issued

Implementation

•      Agreement in principle between the Parties will be announced publicly no later than March 2, 2020

•      Upon announcement of an agreement in principle, all pending litigation will be stayed pending closing of the transactions contemplated hereby, without prejudice to Windstream’s right to resume prosecution

•      Windstream will file a motion no later than March 12, 2020 seeking Bankruptcy Court approval of the transactions contemplated hereby by no later than April 6, 2020, subject to the Bankruptcy Court’s availability and final documentation if necessary

GCI Review Standards

•      The Parties will establish a committee consisting of 3 Uniti representatives and 3 Windstream representatives to review Windstream plans for GCI expenditures for the upcoming year, with reviews occurring on mutually convenient dates in 4Q, and to include a monthly GCI forecast and funding schedule for the upcoming year, along with a 3-year annual forecast, with focus on the states targeted for 1 GIG expansion opportunities in the near term, and with responsible detail on how and where the GCI expenditures will be invested and the associated returns, including return models, target market analyses, if applicable, and types of investment (FTTN, FTTH, long haul, towers, etc.)

•      The Parties shall meet quarterly for the first 3 years, then semi-annually thereafter

•      Windstream agrees to provide Uniti Windstream’s actual 2020 GCI plans, consistent with the level of detail as required above and agrees to include in such plans, or to otherwise present to Uniti for reimbursement under this arrangement, only those expenditures it determines in good faith meet the definition of GCI set forth herein

•      In connection with GCI expenditures, Windstream also agrees to provide items (ii) and (v) below annually and items (i), (iii), and (iv) quarterly:

(i)    any certificates, licenses, new Permits or Pole Agreements or documents reasonably requested by Uniti necessary and obtainable to confirm Windstream’s use of the fiber and related assets associated with the GCI expenditures;

(ii)   an Officer’s Certificate setting forth in reasonable detail the projected GCI expenditures for the following year after the conclusion of the 4Q reviews and actual GCI expenditures for each year in 1Q of the following year;

(iii)  any agreements conveying title or beneficial interest to Uniti to any land, easements, or rights of way acquired for construction projects associated with the GCI free and clear of any Encumbrances except those approved by Uniti, and accompanied by an ALTA survey thereof satisfactory to Uniti;

(iv)  if appropriate, endorsements to any outstanding policy of title insurance covering the assets associated with the GCI expenditures reasonably satisfactory in form and substance to Uniti; and

(v)   Windstream shall deliver to Uniti “as built” drawings of the fiber and/or related assets constructed during the year, certified as accurate by the architect or engineer that supervised the work, during the 4Q planning meeting

•      The Parties agree that GCI expenditures for 2020 are approved in light of Uniti’s review of the Altman report and Windstream projections for 2020

•      Beginning 2021, annual and rollover GCI amounts will not require Uniti approval; nonetheless the Committee will discuss proposed GCI projects in good faith; provided that Uniti shall have the unilateral right to object to $25 million of proposed GCI expenditures annually (without such $25 million being subject to the dispute resolution described below) that Uniti determines in good faith do not comply with the GCI definition (a “Disputed GCI Expenditure”) after providing the Windstream members of the Committee an opportunity to present supporting documentation demonstrating compliance (the “Challenge Right”); provided, further, that this provision shall not apply to the $60 million Sub-Hurdle Allocation

In the event that the Parties disagree as to whether any GCI investment above the $25 million of proposed GCI expenditures that Uniti may challenge through the Challenge Right for the applicable year is eligible for reimbursement by Uniti as a GCI (other than on the basis that such investment does not qualify as real property), the disagreement will be brought to Altman Vilandrie or another independent third-party professional reasonably acceptable to both Parties (the costs of which shall be borne solely by Uniti), which independent third-party professional will have 10 days to make a determination with respect to such disagreement, with such determination being final and binding on the Parties. If such independent third-party professional determines that any proposed GCI investment does not comply with the definition of GCI, then Windstream may replace such project with a replacement project or projects of equal or lesser cost.

Schedule A

Unused Strands	WIN Retain	UNIT Receive
0	0	0
1	l	0
2	2	0
3	3	0
4	4	0
5	4	1
6	4	2
7	4	3
8	4	4
9	5	4
10	5	5
11	6	5
12	6	6
13	7	6
14	7	7
15	8	7
16	8	8
17	9	8
18	9	9
19	10	9
20	10	10
21	11	10
22	11	11
23	12	11
24	12	12

Schedule B

Discount Rate	9.0%
PV of Payments	400,000,000
1	$ 24,505,456
2	$ 24,505,456
3	$ 24,505,456
4	$ 24,505,456
5	$ 24,505,456
6	$ 24,505,456
7	$ 24,505,456
8	$ 24,505,456
9	$ 24,505,456
10	$ 24,505,456
11	$ 24,505,456
12	$ 24,505,456
13	$ 24,505,456
14	$ 24,505,456
15	$ 24,505,456
16	$ 24,505,456
17	$ 24,505,456
18	$ 24,505,456
19	$ 24,505,456
20	$ 24,505,456
Sum of Payments	$ 490,109,111

Schedule C

Current Payments:	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030

ILEC	$476	$478	$480	$483	$485	$488	$490	$492	$495	$497	$157
CLEC	183	184	185	186	187	188	189	190	191	192	60
Base Payment	$659	$662	$665	$669	$672	$675	$679	$682	$686	$689	$217
Uniti Funded Improvements (2015)	4	4	4	4	4	4	4	4	4	4	1
Total Payment	$662	$666	$669	$672	$676	$679	$682	$686	$689	$693	$219

CLEC Copper Payment	$29	$29	$29	$30	$30	$30	$30	$30	$30	$30	$10

Pro Forma Payments:
ILEC Payment(1)	$508	$511	$513	$516	$518	$521	$524	$526	$529	$531	$168
CLEC Payment	154	155	156	156	157	158	159	160	160	161	51
Total Payment	$662	$666	$669	$672	$676	$679	$682	$686	$689	$693	$219

(1) Pro forma ILEC agreement includes CLEC Copper payment of ~$29mm and ~$4mm payment for 2015 Uniti funded capital improvements.

Exhibit E-1

Provision for Transfer Agreement

(First Lien Claims/Midwest Notes Claims/Equity Interests)

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Chapter 11 Plan Support Agreement, dated as of __________ (the “Agreement”),1 by and among Windstream Holdings, Inc. and its affiliates and subsidiaries bound thereto, the Uniti Parties, and the Consenting Creditors, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Loans
First Lien Notes
Midwest Notes
Second Lien Notes
Unsecured Notes
Equity Interests

______________________

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit E-2

Provision for Transfer Agreement

(Second Lien Claims/Unsecured Notes Claims)

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Chapter 11 Plan Support Agreement, dated as of __________ (the “Agreement”),1 by and among Windstream Holdings, Inc. and its affiliates and subsidiaries bound thereto, the Uniti Parties, and the Consenting Creditors, including the transferor to the Transferee of the Company Claims/Interests set forth below (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound solely with respect to the Company Claims/Interests set forth below, and shall be deemed a “Consenting Creditor” under the terms of the Agreement with respect to such Company Claims/Interests.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

______________________________________

Name:

Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Second Lien Notes
Unsecured Notes

_______________________

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.